SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Tecumseh Products Company
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Ann Arbor, Michigan
March 13, 2013
Dear Shareholder:
We cordially invite you to attend our 2013 annual meeting of shareholders on April 24, 2013 at the Sheraton Hotel in Ann Arbor, Michigan.
Only Class B shareholders will vote at the meeting. However, all shareholders are most welcome to attend. Starting today, we are sending the enclosed proxy statement to all our shareholders and a form of proxy to Class B shareholders only.
If you are a Class B shareholder, your vote is very important. Even if you plan to attend in person, please complete and mail the enclosed proxy card, or vote by telephone or on the Internet, at your earliest convenience.
Thank you.
Sincerely,

/s/ James J. Connor,
President, Chief Executive Officer and Secretary

5683 Hines Drive
Ann Arbor, Michigan 48108

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the shareholders of Tecumseh Products Company will be held at the Sheraton Hotel, Michigan III Ballroom, 3200 Boardwalk, Ann Arbor, Michigan 48108, at 9:00 a.m., Eastern Time, on Wednesday, April 24, 2013, or at any adjournment or postponement of the annual meeting, for the following purposes:

•	To elect our directors.

•	To ratify the appointment of the accounting firm of Grant Thornton LLP as our independent accountants for the current year.

•	To approve (on an advisory basis) the compensation of our named executive officers.

•	To consider any other matters properly presented at the meeting or any adjournment or postponement thereof.
All shareholders are most welcome to attend the meeting, but only those who held Class B shares of record at the close of business on February 27, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Starting today, we are sending the enclosed proxy statement to all of our shareholders and a form of proxy to Class B shareholders only.
If you are a Class B shareholder, you will find enclosed a form of proxy solicited by our board of directors. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy or by voting by telephone or on the Internet. Even if you sign a proxy or vote by telephone or on the Internet, you may still attend the meeting and vote in person. You may revoke your proxy any time before the voting begins.
Your vote is very important.
Thank you.
TECUMSEH PRODUCTS COMPANY

James J. Connor
President, Chief Executive Officer and Secretary
March 13, 2013
5683 Hines Drive
Ann Arbor, Michigan 48108

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2013: Our 2013 proxy statement and annual report to shareholders for the year ended December 31, 2012 are available free of charge at http://www.edocumentview.com/TECU.

TECUMSEH PRODUCTS COMPANY
5683 Hines Drive
Ann Arbor, Michigan 48108
PROXY STATEMENT
ANNUAL MEETING
General
The Board of Directors of Tecumseh Products Company is soliciting proxies to vote Class B shares at our 2013 annual meeting of shareholders. This proxy statement contains information that may help you decide whether and how to vote. We expect that this proxy statement and accompanying proxy will be first sent or given to shareholders on or about March 13, 2013.
Please read this proxy statement carefully. You can obtain more information about Tecumseh Products Company from our 2012 annual report to shareholders and from our 2012 annual report on Form 10-K and the other public documents that we file with the SEC.
Date, Time and Place of Annual Meeting; Record Date
The annual meeting of the shareholders of Tecumseh Products Company will be held at 9:00 a.m., local time, on April 24, 2013 at the Sheraton Hotel, Michigan III Ballroom, 3200 Boardwalk, Ann Arbor, Michigan 48108. We have fixed the close of business on February 27, 2013 as the record date for determination of holders of Class B Common Stock entitled to notice of, and to vote at, the annual meeting.
Voting; Quorum
We have two classes of common stock: Class B, which has full voting rights, each share of Class B Common Stock is entitled to one vote on each matter submitted for a vote at the meeting, and Class A, which generally has no voting rights. Nothing on the agenda for this year’s annual meeting will require a vote by Class A shareholders so we are only soliciting proxies from Class B shareholders.
At the close of business on February 27, 2013 (the record date for the meeting), 5,077,746 Class B shares were outstanding and entitled to vote, and 13,401,938 Class A shares were outstanding. To have a quorum, a majority of the outstanding Class B shares entitled to vote must be present at the meeting--either in person or by proxy.
Instead of signing and returning a proxy, if you hold your shares in your own name, you may vote by telephone or on the Internet by following the instructions attached to your proxy. If your shares are held through a broker, bank, or other nominee, you must contact the broker, bank, or other nominee to find out whether you will be able to vote by telephone or on the Internet.

If you complete the enclosed proxy and return it before the meeting, or if you vote by telephone or on the Internet, the persons named will vote your shares as you specify. If you do not specify how you want to vote, the proxies will vote FOR the election as directors of our nominees described in this proxy statement, FOR the ratification of our independent accountant, and FOR approval of the compensation of our named executive officers.
Revocability of Proxies; Solicitation; Cost of Solicitation
You may revoke your proxy at any time before it is voted at the annual meeting by submitting a later dated proxy through the Internet, by telephone, or by mail, or voting in person at the annual meeting or filing an instrument of revocation with our corporate Secretary. A later proxy by any means will cancel any earlier proxy. For example, if you vote by telephone and later vote differently on the Internet, the Internet vote will count, and the telephone vote will be canceled. If you wish to change your vote by mail, you should call or write our Secretary to request a new proxy. The last proxy we receive before the meeting will be the one we use. You also may change your vote by voting in person at the meeting.
We are furnishing this proxy statement to you in connection with the solicitation by the board of proxies for the annual meeting. We will bear the cost of the solicitation of proxies through use of this proxy statement, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, and reimbursement of brokers and other persons holding stock in their names, or in the names of nominees, at approved rates, for their expenses for sending proxy materials to principals and obtaining their proxies.
We may supplement our solicitation of proxies by our directors, officers or other regular employees and via the Internet, such as postings on websites. In addition, our employees and directors also may solicit proxies personally, or by mail, telephone or electronic transmission, without additional compensation. We have also retained Alliance Advisors, L.L.C. to solicit proxies on behalf of the board by mail or telephone or in person for an expected cost to us of approximately $6,500 (for general proxy solicitation services) plus data processing and calling fees and reimbursement of out-of-pocket expenses.
SHARE OWNERSHIP
5% Class B Shareholders
This table shows the Class B shares held by persons or groups we know to be beneficial owners of more than 5% of the class. We obtained all of the information in the table below from Schedules 13D and 13G and Form 4s filed with the Securities and Exchange Commission. Unless otherwise indicated, the information is as of December 31, 2012.

	Amount and Nature of Beneficial Ownership
Name and Address	Sole Voting Power	Sole Investment Power	Shared Voting Power	Shared Investment Power	Total	Percent of Class
Todd W. Herrick (1)
3970 Peninsula Drive
Petoskey, MI 49770	21,906	21,906	1,657,539	1,657,539	1,679,445	33.1%

Toni L. Herrick (2)
7028 Foxmoor Court E
P.O. Box 19555
Kalamazoo, MI 49009	0	0	888,113	888,113	888,113	17.5%

Herrick Foundation (1) c/o Michael Indenbaum
2290 First National Bldg.
660 Woodward Ave.
Detroit, MI 48226	769,426	769,426	0	0	769,426	15.2%

James C. Roumell (3)
Roumell Asset Management, LLC
2 Wisconsin Circle Suite 660
Chevy Chase, MD 20815	14,810	14,810	563,058	563,058	577,868	11.4%

Tricap Partners II L.P. (4)
BCE Place, Suite 300,
181 Bay Street
P.O. Box 762
Toronto, Ont. M5J 2T3	500,000	500,000	0	0	500,000	9.8%

The Estate of John H. Reilly, Jr. (5)
John J. Reilly, III
c/o United Refrigeration, Inc.
11401 Roosevelt Blvd.
Philadelphia, PA 19154	495,500	495,500	0	0	495,500	9.8%

Scott L. Barbee (6)
6862 Elm Street, Suite 830
McLean, VA 22101	10,743	10,743	477,581	477,581	488,324	9.6%

Donald Smith & Co., Inc. (7)
152 West 57th St.
New York, NY 10019	380,386	483,089	0	0	483,089	9.5%

Franklin Resources, Inc. (8)
One Franklin Parkway
San Mateo, CA 94403	322,227	322,227	0	0	322,227	6.3%

(1) Todd W. Herrick is one of three members of the board of trustees of Herrick Foundation. The other two are Kent B. Herrick and Michael A. Indenbaum. Todd W. Herrick is also one of three trustees of family Trusts for the benefit of himself, his sister, Toni L. Herrick, and their descendants. The other trustees are Toni L. Herrick and Michael Indenbaum. Under the terms of the trust documents, as amended, Todd W. Herrick and Toni L. Herrick are the trustees who control the Trusts’ Tecumseh stock. The shares for which Mr. Herrick is shown as having shared voting and investment power consist of (i) 769,426 shares owned by Herrick Foundation and (ii) 888,113 shares owned by the Herrick family Trusts. The information about Mr. Herrick’s beneficial ownership is based on a Schedule 13D amendment he and Toni L. Herrick filed jointly on March 10, 2008 and a Schedule 13D amendment he filed on February 20, 2009.
(2) The shares for which Toni L. Herrick is shown as having shared voting and investment power consist of the 888,113 shares owned by the Herrick family Trusts described in note (1). The information about Ms. Herrick’s beneficial ownership is based on a Schedule 13D amendment she and Todd W. Herrick filed jointly on March 10, 2008 and on a Schedule 13D amendment Todd W. Herrick filed on February 20, 2009.
(3) The shares for which James C. Roumell and Roumell Asset Management, LLC are shown as having sole voting and investment power consist of (i) 10,400 shares beneficially owned by Roumell Asset Management, LLC, solely as a result of its discretionary power over such shares as investment advisor to the Roumell Opportunistic Value Fund, which holds the shares, and (ii) 4,410 shares held by James C. Roumell. The shares for which James C. Roumell and Roumell Asset Management, LLC are shown as having shared voting and investment power consist of 563,058 shares deemed to be owned beneficially by Roumell Asset Management, LLC solely as a result of its discretionary power over such shares as investment adviser to its clients. The information about Mr. Roumell’s beneficial ownership is based on a Schedule 13D jointly filed by Mr. Roumell and Roumell Asset Management, LLC on March 1, 2013 and a Form 4 filed jointly by Mr. Roumell and Roumell Asset Management, LLC on March 1, 2013.
(4) The information regarding the holdings of Tricap Partners II L.P. is as of December 31, 2008 based on Amendment No. 2 to Schedule 13G/A filed by Tricap Partners II L.P., Tricap Partners II GP L.P., Tricap Partners Ltd., Brascan Asset Management Holdings Limited, and Brookfield Asset Management Inc. dated February 13, 2009. Tricap Partners II GP L.P. is the general partner of Tricap Partners II L.P., Tricap Partners Ltd. is the general partner of Tricap Partners II GP L.P., and they share voting and investment power over these shares. Tricap Partners Ltd. is a wholly-owned subsidiary of Brascan Asset Management Holdings Limited, which is a wholly-owned subsidiary of Brookfield Asset Management Inc. and they share voting and investment power over these shares.
(5) The information regarding the holdings of The Estate of John H. Reilly, Jr. and John H. Reilly, III is as of May 1, 2012 and is based on a Schedule 13D filed jointly by The Estate of John H. Reilly, Jr. and John H. Reilly, III, who is sole Personal Representative of the Estate, on November 8, 2012.

(6) The information regarding the holdings of Scott L. Barbee is as of February 28, 2013 based on a Schedule 13D filed by Aegis Financial Corporation and Scott L. Barbee dated February 28, 2013. Mr. Barbee reports having sole voting and investment power over 10,743 of the shares shown in the table, and Mr. Barbee and Aegis Financial Corporation reports having shared voting and investment power over 477,581 shares. Clients of Aegis Financial Corporation, a registered investment adviser, include two registered investment companies and other managed accounts, which have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of these shares. The Aegis Value Fund, a registered investment company, owns 400,369 shares, or 7.9% of the outstanding Class B common stock.
(7) The information regarding the holdings of Donald Smith & Co., Inc., an investment advisor, is as of December 31, 2012 based on a Schedule 13G filed by Donald Smith & Co., Inc. dated February 11, 2013.
(8) The information regarding the holdings of Franklin Resources, Inc. (“Franklin”) is as of December 31, 2010 based on a Schedule 13G filed by Franklin dated January 27, 2011. The Schedule 13G filed by Franklin was a joint filing with its affiliates, Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, LLC. Charles B. Johnson and Rupert H. Johnson, Jr. each own more than 10% of Franklin’s outstanding common stock. Franklin Advisory Services, LLC is an investment advisor and a direct or indirect subsidiary of Franklin Resources, Inc. Franklin Advisory Services, LLC’s address is One Parker Plaza, Ninth Floor, Ft. Lee, New Jersey 07024-2938. The shares are owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct or indirect subsidiaries of Franklin Resources, Inc. The investment manager has sole voting and investment power over the securities.

Management’s Beneficial Ownership
The table below sets forth the beneficial ownership of our Class A and Class B shares by each of our current directors, nominees to become directors and named executive officers, and the directors and executive officers as a group, as of February 27, 2013.

		Shares Beneficially Owned As of February 27, 2013
Name	Class of Common Stock	Sole Voting and Investment Power	Shared Voting and Investment Power	Total	Percent of Class
Steven J. Lebowski	Class B	5,000	0	5,000	*
	Class A	0	0	0	0.0%
Zachary E. Savas	Class B	9,600	0	9,600	*
	Class A	12,075	200	12,275	*
Terence C. Seikel	Class B	10,000	0	10,000	*
	Class A	0	0	0	0.0%
Stephanie H. Boyse	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%

James J. Connor	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
Michael A. Noelke**	Class B	1,233	0	1,233	*
	Class A	0	0	0	0.0%
Janice E. Stipp	Class B	0	0	0	0.0%
	Class A	0	0	0	0.0%
All current directors and current executive officers as a group (7 persons)
	Class B	25,833	0	25,833	*
	Class A	12,075	200	12,275	*

* less than 1%
** Mr. Noelke resigned as one of our executive officers on March 6, 2013.
The 200 shares of Class A Common Stock shown in the table as being subject to shared voting and investment power are indirectly owned by Mr. Savas through a dependent child.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Background
At the annual meeting, holders of Class B Common Stock will elect five directors to serve until the 2014 annual meeting of shareholders and until their respective successors are elected and qualified. Our board currently consists of five directors. Based on the Governance and Nominating Committee’s recommendation, the board has nominated all five for election at this year’s annual meeting.
Proxies
If you return the enclosed proxy card or vote by telephone or on the Internet, your shares will be voted for all five of our nominees unless you withhold authority to vote for one or more of them. All of our nominees have consented to being named in this proxy statement and to serve as directors, if elected. If a nominee becomes unable or unwilling to serve as a director at the time of the annual meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board. As of the date of this proxy statement, the board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.
In the event that the board nominates any substitute nominee(s), we will file an amended proxy statement that, as applicable, (1) identifies the substitute nominee(s), (2) discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected and (3) includes the disclosure required by Item 7 of Schedule 14A with respect to such nominees.
Voting at Annual Meeting
From the persons duly nominated, directors will be elected by plurality vote of the holders of Class B Common Stock, present or represented at the meeting. This means that, regardless of the number of shares of Class B Common Stock not voted for a nominee, the five nominees who receive the most votes will be elected.
Our Nominees
Set forth below is information about our nominees for the board. All of the incumbent nominees were elected by our shareholders at the 2012 annual meeting, with the exception of Stephanie H. Boyse, who was elected on February 11, 2013 to fill a vacancy on the board after Kent B. Herrick’s January 17, 2013 resignation.

Name of Director	Age	Position	Director Since
James J. Connor	61	President, Chief Executive Officer, Secretary and Director	2011
Steven J. Lebowski	61	Director	2007
Zachary E. Savas	49	Director	2009
Terence C. Seikel	55	Director	2009
Stephanie H. Boyse	44	Director	2013

If elected, each nominee would be entitled to serve until the 2014 annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her earlier resignation or removal.
James J. Connor has served as our President and Chief Executive Officer and a director since July 2011 and as our Secretary since January 2011. Mr. Connor served as our Vice President and Chief Financial Officer from January 2010 until October 2011 and as our Treasurer from January 2010 to January 2011. From 2005 until December 2009, Mr. Connor was a managing director of BBK, Ltd., a business and turnaround management consulting firm, where he worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies. From 2000 to 2005, Mr. Connor served as President and Chief Executive Officer of Newcor, Inc., a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. Mr. Connor joined Newcor in 1999 as Vice President and Chief Financial Officer. Before joining Newcor, Mr. Connor served as Vice President and Chief Financial Officer for Rockwell Medical Technologies Inc. from 1996 to 1999. From 1991 to 1996, Mr. Connor served as President of Glacier Vanderwell, Inc., an engine bearing manufacturer. Mr. Connor is an active member of the Turnaround Management Association, The American Institute of Certified Public Accountants, and the Michigan Association of Certified Public Accountants.
Steven J. Lebowski has served as a director since 2007 and currently serves on our Audit Committee, Governance and Nominating Committee and Compensation Committee (Chairman). He is both an attorney and certified public accountant and has served as President and sole owner of Steven J. Lebowski PC since May 1983. He has also served as Vice President and 45% owner of Architectural Door and Millworks, a wholesale distributor of doors, since July 1990.
Zachary E. Savas currently serves as our Lead Director and on our Audit Committee and Governance and Nominating Committee. He has served as President of Cranbrook Partners & Co., a private company engaged in active ownership of other businesses since 2001 and from 1991 to 2001 a boutique investment bank primarily providing merger and acquisition and corporate finance services for both public and private companies, since September 1991. He has also served as President of Production Spring, LLC, a manufacturer of metal fasteners, clamps, clips, brackets and springs, since February 2002. He has also served as Chairman of Lewis ig, Inc., an information technology business, since July 2004, and Chairman of Fire CATT, LLC, a fire hose testing business, since October 2006. He has also served as President of Rislov Foundation, a charitable organization, since November 2003, and as Managing Member of Peponides Associates, LLC, an investment vehicle for real estate, stocks and private companies, since January 2000.
Terence C. Seikel currently serves on our Audit Committee (Chairman) and Compensation Committee. He has served since January 2005 as President and Chief Executive Officer of Defiance Partners, LLC, a private investment firm, which he founded. Mr. Seikel also serves as President and Chief Executive Officer of A.R.E. Accessories, a supplier of painted, fiberglass caps and tonneau covers for pickup trucks, and as Chairman of Applied Technologies, Inc., an engineering firm servicing the automotive, defense and solar power industries. From April 1999 until February 2005, he served as President and Chief Executive Officer and a member of the Board of Managers of Advanced Accessory Systems, LLC, a designer, manufacturer and supplier of towing and rack systems and related accessories for the automotive market, and from January 1996 until April 1999 he served as Vice President of Finance and Administration and Chief Financial Officer of Advanced Accessory Systems, LLC. From 1985 to 1996 he was employed by Larizza Industries, Inc., a publicly-held supplier of interior trim to the automotive industry, in various capacities, including Chief Financial Officer. From 1983 to 1985 he was controller for Mr. Gasket Company, a publicly-held supplier to the automotive aftermarket. From 1979 to 1983, Mr. Seikel was a CPA with KPMG, where he served a number of manufacturing clients.
Stephanie H. Boyse currently serves on our Governance and Nominating Committee (Chairperson) and Compensation Committee. She has served as President and Chief Executive Officer of Brazeway, Inc., a manufacturer of frost-free evaporators for household refrigeration and extruded aluminum tubing and heat transfer components for the heating, ventilation and air conditioning, appliance and automotive industries, since 2007. She started with Brazeway in December 1991. Her career began in sales and marketing followed by positions in operations, human resources, and licensing and acquisitions. Before being named President of Brazeway in 2000, she spent two years in Mexico starting up Brazeway’s first Mexican manufacturing operation in Monterrey. She has been a member of United Bank & Trust’s board and a member of the board of its parent, United Bancorp, Inc., since 2008.

Qualifications of Directors and Nominees
The following is a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that our directors and nominees should serve as one of our directors at this time:
We believe that our directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise required for our board as a whole and that we have sufficient independent directors to comply with applicable law and regulations and to have a majority of independent directors. We believe that our directors have a broad range of personal and professional characteristics including leadership, management, business, manufacturing, marketing and financial experience and abilities to act with integrity, sound judgment and collegiality, to consider strategic proposals, to assist with the development of our strategic plan and oversee its implementation, to oversee our risk management efforts and executive compensation, to provide leadership, to commit the requisite time for preparation and attendance at board and committee meetings and to provide required expertise on board committees.
In addition, four of our five directors are independent under NASDAQ standards (Mr. Connor being the only exception) and our Governance and Nominating Committee believes that these directors are independent of the influence of any particular shareholder or group of shareholders whose interests may diverge from the interests of our shareholders as a whole.
We believe that each director or nominee brings a strong background and set of skills to the board, giving the board as a whole competence and experience from a wide variety of areas.
Mr. Connor has executive management and leadership experience with our company and extensive knowledge of the day to day operation of our company and its industry, business,

operations, products, customers and markets, as our President and Chief Executive Officer and as our former Chief Financial Officer. He also has extensive experience in finance, manufacturing, and turnaround management, including as a managing director of a business and turnaround management consulting firm, as President, Chief Executive Officer and Chief Financial Officer of a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries, and as Chief Financial Officer for a public company.
Mr. Lebowski is both an attorney and a certified public accountant, giving him extensive experience in finance and legal compliance. He also has management and leadership experience as President and sole owner of his law and accounting practice for over 25 years and Vice President of a wholesale distributor of doors. Mr. Lebowski is our longest serving director.
Mr. Savas has extensive experience in manufacturing and finance, including leadership and executive management experience as President of a manufacturer of metal fasteners and springs, turning around troubled automotive companies, with one doubling revenue while quadrupling its EBITDA in four years, and as President of an investment banking firm, leading teams for the acquisition and divestiture of private and public companies during his 14 year investment banking career. He combines an understanding of manufacturing operations and corporate finance which gives him valuable experience, and he qualifies as our Lead Director.
Mr. Seikel has extensive experience in finance, including as Chief Financial Officer of a publicly-traded automotive supplier, as Chief Executive Officer and Chief Financial Officer of a company with publicly-traded debt, and as a former CPA with KPMG. He also has extensive executive management and leadership experience, including as Chief Executive Officer or Chief Financial Officer of automotive suppliers and manufacturers and of a private investment firm, and as an officer of an engineering firm. Our board has determined that Mr. Seikel is an Audit Committee financial expert.
Ms. Boyse has extensive industry, international, leadership, management, manufacturing and marketing experience as well as strategy expertise, all through her service to Brazeway, Inc. Her diverse range of experiences includes positions with Brazeway, Inc. in sales, marketing, operations, human resources, licensing and acquisitions, and starting up a manufacturing operation in Mexico. Her leadership and strategy expertise is exhibited not only through her role as President and Chief Executive Officer of the world’s largest manufacturer of frost-free evaporators for household refrigeration, but also through her board position with United Bank & Trust and United Bancorp, Inc.

Board Recommendation
OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF OUR NOMINEES NAMED ABOVE.
INFORMATION CONCERNING THE BOARD OF DIRECTORS
Corporate Governance Guidelines
We are committed to sound corporate governance principles as such principles are essential to our reputation and to the ethical conduct of our business and our relationship with others. The board has adopted corporate governance guidelines that we believe assist the board to maximize shareholder value in a manner consistent with high standards of integrity. We review and update our governance practices based on the standards of The NASDAQ Stock Market LLC, legal requirements, rules and regulations promulgated by the Securities and Exchange Commission and best practices recommended by governance authorities.
Several of our significant corporate governance practices include:

•	the board has determined that a majority of the directors must be independent;

•	the Audit Committee, Governance and Nominating Committee and Compensation Committee consist solely of independent directors;

•	the board has implemented a policy that our directors may serve on a limited number of public company boards (subject to specific board approval);

•
the board has adopted a “say on pay” policy that at each annual meeting of shareholders, shareholders will have the opportunity to vote on a resolution calling for a non-binding advisory vote on the executive compensation as described in our proxy statement. The outcome of the shareholder advisory vote is considered by the board and the Compensation Committee as they consider compensation policies and procedures going forward; and

•	the board generally has at least six regularly scheduled meetings per year and holds additional special meetings as necessary.
Our corporate governance guidelines are available at the “Investor Relations” section of our website at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.

Board Independence
We determine director independence by applying the definition of independence contained in the applicable rules of The NASDAQ Market LLC, both for purposes of NASDAQ’s rule requiring that a majority of the board consist of independent directors and its rules requiring the Audit Committee, Governance and Nominating Committee and Compensation Committee to be made up entirely of independent directors. Applying that definition, the board determined as follows:

•	Steven J. Lebowski, Zachary E. Savas, Terence C. Seikel and Stephanie H. Boyse are each an independent director.

•	James J. Connor, a current director, is not an independent director. Mr. Connor is our President, Chief Executive Officer and Secretary, one of our current officers.

•
Kent B. Herrick, a director until his resignation in January 2013, was not an independent director. Mr. Herrick was our Chairman of the Board, one of our former officers and a member of the board of trustees and a paid employee of the Herrick Foundation.

There were no transactions, relationships or arrangements considered by the board under the NASDAQ independence definition in determining the independence of the directors and nominees identified above as independent.
All directors who are, or at any time during 2012 were, members of the Audit Committee, the Governance and Nominating Committee or the Compensation Committee were independent throughout their respective periods of service on those committees.
Board and Committee Meetings; Annual Meeting Attendance
We held nine board meetings during 2012. The Audit Committee met five times, the Governance and Nominating Committee met two times and the Compensation Committee met two times in 2012. Each director that served during 2012 on the board attended at least 75% of the total of all board meetings and all meetings of board committees on which such director served during 2012. We encourage the directors to attend the Company’s annual meeting of shareholders. All five of the directors who held office at that time attended the 2012 annual meeting.
Committees of the Board
The board has three standing committees: an Audit Committee, a Governance and Nominating Committee and a Compensation Committee. The board has adopted, and may amend from time to time, a written charter for the Audit Committee, Governance and Nominating Committee and Compensation Committee.

Audit Committee
The Audit Committee assists the board with its oversight of:

•	management’s conduct of the financial reporting process;

•	the integrity of our financial statements;

•	compliance with legal and regulatory requirements, including the requirements of the Sarbanes-Oxley Act of 2002;

•	the independence and qualifications of the outside auditor; and

•	the performance of our internal audit function and outside auditor.
The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the Audit Committee is comprised of at least three directors, designated by and serving at the pleasure of the board. In 2012, the Audit Committee met five times. The Audit Committee is currently comprised (and was comprised during 2012) of three directors, Messrs. Lebowski, Savas and Seikel (Chairman). This composition of the Audit Committee satisfied the independence requirements of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission, as well as the independence and experience requirements of The NASDAQ Market LLC and our Corporate Governance Guidelines. The board has also determined that the Chairman of the committee, Mr. Seikel, is an “audit committee financial expert” as defined in the Securities and Exchange Commission rules.
Audit Committee Report
Our committee oversees our financial reporting process on behalf of the board and is comprised of outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable SEC and NASDAQ rules. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling our oversight responsibilities, we reviewed the audited financial statements for the year ended December 31, 2012 and discussed them with management, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.
In performing our oversight function, we also discussed with the independent accountant the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we received from the independent accountant the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we discussed their independence with them.
Based on the reviews and discussions referred to above and such other considerations as we determined to be appropriate, we recommended to the board (and the board approved) that the audited financial statements for the year ended December 31, 2012 be included in our annual report on Form 10-K for that year for filing with the SEC.
Presented by the members of the Audit Committee of the Board of Directors
Terence C. Seikel, Chairman
Steven J. Lebowski
Zachary E. Savas
Governance and Nominating Committee
During 2012, the Governance and Nominating Committee, which was comprised of Messrs. Lebowski, Savas (Chairman) and Seikel, until February 11, 2013, met two times. As of February 11, 2013, this committee consists of Ms. Boyse (Chairperson), and Messrs. Lebowski and Savas.
The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website located at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the mission of the Governance and Nominating Committee includes the following:

•	reviewing with the board the appropriate skills and characteristics required of board members in the context of the then current composition and needs of the board as well as our circumstances; and

•	making recommendations to the board concerning candidates for nomination and election or reelection to the board.
As discussed above, one function of the Governance and Nominating Committee is to make recommendations on nominations for the board. The committee’s charter does not set out specific minimum qualifications that must be met in order for the Governance and Nominating Committee to recommend any nominee to the board. The committee reviews with the board the appropriate skills and characteristics required of directors in the context of the then current composition and needs of the board as well as the circumstances of the Company in order to recommend suitable candidates.
The Governance and Nominating Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Governance and Nominating Committee and our then current needs for the board as a whole, although the committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. The committee identifies potential nominees through recommendations made by executive officers, non-management directors, third-party recruiting firms and shareholders.
During 2013, the committee received two recommendations from Mr. Herrick, then a non-management member of the Board and before he determined to resign, as candidates to become one of our directors, including Ms. Boyse, and the committee interviewed two other candidates discovered during its search efforts. After Mr. Herrick’s resignation and the committee’s review of Ms. Boyse’s references, background and willingness to serve and an interview with her, the committee ultimately recommended that the Board appoint Ms. Boyse to fill the vacancy on the Board created by Mr. Herrick’s resignation.
The Governance and Nominating Committee considers the needs for the Board as a whole when identifying and evaluating nominees and, among other things, considers diversity in background, age, experience, qualifications, attributes and skills in identifying nominees, although it does not have a policy regarding the consideration of diversity. See “Qualifications of Directors and Nominees” above, for a description of the diversity of our current directors. The committee generally evaluates new candidates based on their resumes and through references, background checks and personal interviews.
The committee will consider shareholder suggestions for nominees for director (other than self-nominations). In order to be considered by the committee as a board nominee at next year’s Annual Meeting, all shareholder suggestions must be received before December 31, 2013. Any shareholder who wishes to make a suggestion should submit it in writing to:
Governance and Nominating Committee
c/o Secretary
5683 Hines Drive
Ann Arbor, Michigan 48108
On February 20, 2013, Roumell Asset Management, LLC, currently a holder of 11.4% of our Class B Common Shares (see “Share Ownership – 5% Class B Shareholders” above), notified our board about two candidates who would agree to serve on our board, subject to certain conditions (including compensation for the two directors significantly in excess of our standard director compensation arrangements), and that Roumell Asset Management, LLC supports as additional members of our board. On February 28, 2013, Scott L. Barbee, the President and sole shareholder of Aegis Financial Corporation, currently a holder of 9.6% of our Class B Common Shares (see “Share Ownership – 5% Class B Shareholders” above), requested that our Board, under our Chief Executive Officer’s direction and in consultation with Aegis and other shareholders, initiate a search process to identify two qualified and experienced independent individuals for addition to our board. Roumell Asset Management’s suggestion for shareholder nominees was submitted after the December 31, 2012 deadline for consideration by the committee as board nominees at the 2013 annual meeting, and, therefore, these directors are not included as nominees in this proxy statement.

Our Board of Directors has been exploring expansion of our board, using a search process commenced by our Governance and Nominating Committee. The board agrees with the position to expand the size of our current five-member board to seven members, which we believe will further enhance the board’s overall skill set and support a stronger governance structure. This expansion to seven members is subject to finding two qualified, experienced and independent individuals, consistent with the current compensation structure. After completion of this process, we intend to address the appointment of a director to fill our Chairman of the Board vacancy.
In addition, our board has determined that it would be beneficial for our company to reorganize our Class A and Class B shares into one class of stock, and currently expects to have a proposal ready for presentation to shareholders for approval by the 2014 annual meeting of shareholders.
Compensation Committee
The Compensation Committee met two times during 2012.
The board has adopted a written charter for the committee, a current copy of which can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We are not including information contained on or available through our website as part of, or incorporating such information by reference into, this proxy statement.
Under the terms of its charter, the purpose of the Compensation Committee is to assist the board in its oversight of our compensation policies and procedures. The Compensation Committee’s authority includes:

•	reviewing the objectives and goals of our officer compensation programs and policies, including annual and long-term performance goals, and making recommendations to the board;

•	evaluating the performance of our Chief Executive Officer and recommending to the board his compensation;

•
reviewing employment, compensation and benefits of our officers and making recommendations to the Board, and after consultation with our Chief Executive Officer, recommending to the board salaries for our executive officers other than the Chief Executive Officer;

•
administering all plans and programs under which our officers or directors are compensated, other than plans and programs that the board expressly specifies are to be administered by another person; and

•
periodically reviewing the operation of our officer and director compensation programs to determine whether they are fulfilling their purposes and considering and making recommendations to the board concerning changes or new compensation programs the committee believes would benefit us and our shareholders.

The committee’s charter does not provide for delegation of the committee’s authority or responsibilities, except that the Compensation Committee has delegated responsibility for overseeing the performance of our pension plan investment managers to a management benefits committee. This benefits committee informs the Compensation Committee of its reviews annually and whenever requested by the Compensation Committee.
The board has also provided the committee with the following specific responsibilities and authority:

•	The committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor.

•	The committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the committee.

•
We must provide for appropriate funding, as determined by the committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other adviser retained by the committee.

•
The committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the committee, other than in-house legal counsel, only after taking into consideration the following factors: (i) the provision of other services to us by the person that employs the compensation consultant, legal counsel or other adviser, (ii) the amount of fees received from us by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser, (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest, (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the compensation committee, (v) any of our stock owned by the compensation consultant, legal counsel or other adviser, and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or person employing the adviser with one of our executive officers.

The above authority does not require the committee to implement or act consistently with the advice or recommendations of the compensation consultant, legal counsel or other adviser to the committee. The above independence assessment does not require that the compensation consultant, legal counsel or other compensation adviser be independent, only that the committee considers the listed factors before selecting, or receiving advice from, a compensation adviser. The above independence assessment is not required for a compensation adviser that acts in a role limited to (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of our executive officers or directors and that is available generally to all salaried employees, or (ii) providing information that either is not customized for us or that is customized based on parameters that are not developed by the adviser, and about which the adviser does not provide advice.
In determining the salaries of the executives other than the Chief Executive Officer, the committee considers recommendations made by the Chief Executive Officer. Additionally, in 2012 the committee directly engaged Exequity, Inc. to provide advice to the Compensation Committee and the board on executive compensation. During 2012, Exequity, Inc. consulted with the committee regarding incentive compensation awards and assisted us in computing Black Scholes values for outstanding stock appreciation rights. Exequity is responsible directly to the Compensation Committee.
In March 2013, the committee considered the independence of Exequity, Inc. in light of new SEC rules and NASDAQ listing standards. The committee requested and received a letter from Exequity, Inc. addressing the consulting firm’s independence, including the factors described above relating to the committee’s independence review of compensation advisers. The committee discussed these considerations and concluded that the work of this consultant did not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation
Messrs. Steven J. Lebowski (Chairman), Zachary E. Savas and Terence C. Seikel served on the Compensation Committee throughout 2012 and until February 11, 2013. Since February 11, 2013, Messrs. Steven J. Lebowski (Chairman) and Terence C. Seikel and Ms. Stephanie H. Boyse have served on the Compensation Committee. No one who served on the Compensation Committee in 2012 is or ever has been an officer or employee of Tecumseh Products Company or any of our subsidiaries. In 2012, none of our executive officers served on the board or compensation committee (or other committee serving an equivalent function) of any other entity with an executive officer that served on our board or compensation committee.
Communications with the Board of Directors
Shareholders may send communications to the board, the Lead Director or the Audit Committee by mailing them to:
Board of Directors
c/o Secretary
Tecumseh Products Company
5683 Hines Drive
Ann Arbor, Michigan 48108
Shareholders may also e-mail communications to the board by using the e-mail address provided in the “Investor Relations” section of our website at www.tecumseh.com.
The Secretary will review each communication and, after consulting with the Lead Director if he thinks it advisable, will forward the communication to the person he deems appropriate to deal with it. The Secretary reviews communications to ensure that inappropriate matters, such as marketing materials and non-substantive matters are removed.

Board Leadership Structure and Role in Risk Oversight
Our current Chief Executive Officer, Mr. Connor, is a director. Zachary E. Savas is our Lead Director. Mr. Savas is responsible for calling, establishing an agenda for, and moderating executive sessions of independent directors and may call, and add to the agenda, for regular or special meetings of the board. Our bylaws require the lead director to be independent within the meaning of the applicable rules of The NASDAQ Stock Market LLC. We have determined that this structure is appropriate to provide a formal structure and authority for meetings of our independent directors. Our Board of Directors has been exploring expansion of our board, using a search process commenced by our Governance and Nominating Committee. The board agrees with the position, to expand the size of our five-member board to seven members, which we believe will further enhance the board’s overall skill set and support a stronger governance structure. This expansion to seven members is subject to finding two qualified, experienced and independent individuals. After completion of this process, we intend to address appointment of a director to fill our Chairman of the Board vacancy.
Assessing and managing risk is the responsibility of our management. Our Board of Directors oversees and reviews certain aspects of our internal controls, including controls over risks facing us. This oversight is administered primarily though the following:

•
the board’s review and approval of our annual business plan (prepared and presented to the Board by the Chief Executive Officer and other management), including the projected opportunities and risks and challenges facing our business each year;

•	at least quarterly review of our business developments, business plan implementation and financial results;

•
our Audit Committee’s oversight of our internal controls over financial reporting and its discussions with management and the independent accountants regarding the quality and adequacy of our internal controls and financial reporting (and related reports to the full board); and

•	our Compensation Committee’s reviews and recommendations to the board regarding our executive officer compensation and its relationship to our business plans.
Discussions regarding risk and risk management are generally led by our Chief Financial Officer, who makes presentations at the board meetings and at Audit Committee meetings. The board has consolidated risk management, governance and internal audit functions and directed that the Chief Financial Officer oversee these functions, reporting to the Chief Executive Officer as well as the Audit Committee and the board. Our board’s role in risk oversight has not, to date, had a direct effect on the board’s leadership structure.
Code of Conduct
We have adopted the Tecumseh Products Company Corporate Policy, including a Code of Conduct, Ethics Reporting Policy, and Code of Ethics for Financial Managers, which is a code of ethics that generally applies to all of our directors, officers and employees, although some parts only apply to employees or a specified group of employees, including our principal executive officer, principal financial officer and principal accounting officer or controller. A current copy of the Corporate Policy can be accessed via the “Investor Relations” section of our website, located at www.tecumseh.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8‑K regarding an amendment to, or a waiver from, a provision of our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code of ethics definition enumerated in Item 406(b) of the SEC’s Regulation S‑K by posting such information on our Internet website, in the “Investor Relations” section at www.tecumseh.com. We are not including information contained on or available through the company’s website as part of, or incorporating such information by reference into, this proxy statement.
Transactions with Related Persons
The board recognizes that related person transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof) and has determined that the Audit Committee is best suited to review and approve related person transactions. Our Audit Committee’s charter requires it to review, on an ongoing basis, related party transactions required to be disclosed in our public filings for potential conflict of interest situations and requires all such transactions to be approved by the committee or another independent body of the board.
Generally, if the actual activity provides no evidence of more favorable treatment than arm’s length transactions or other actions that could be detrimental to the Company, the transactions are approved, with or without conditions. Arm’s length transactions are generally transactions in which both parties are acting in their own self interest and are not subject to any pressure or duress from the other party.
The related party transactions described below have been reviewed and approved by the Audit Committee or another independent body of the Board. On March 2, 2012 and March 1, 2013, the committee approved the ongoing business with United Refrigeration and its subsidiaries. In January 2013, an internal audit concluded that 2012 sales activity with United Refrigeration was conducted appropriately and on arm’s length terms, and results of that audit were communicated to the Audit Committee. John H. Reilly, III is the non-executive Chairman of the Board and the majority owner of United Refrigeration, Inc., one of the largest distributors of refrigeration, air conditioning and heating parts and equipment worldwide. His father, John H. Reilly, Jr. held that position and was the majority owner of United Refrigeration, Inc. until his death on May 1, 2012. On November 8, 2012, Mr. John H. Reilly, III filed a Schedule 13D amendment, indicating that, at that time, he was a beneficial owner of 9.8% of the outstanding shares of our Class B Common Stock held by the Estate of John H. Reilly, Jr. During 2012, in the ordinary course of business, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $21.1 million or approximately 2.5% of our consolidated sales. In 2013, through January 31, 2013, sales to United Refrigeration, Inc. and its affiliates amounted to approximately $1.6 million.

Section 16(a) Beneficial Ownership Reporting Compliance
Directors, certain officers, and beneficial owners of more than 10% of the Class B shares are required to file reports about their ownership of our equity securities under Section 16(a) of the Securities Exchange Act of 1934 and to provide copies of the reports to us. Based on the copies we received and on written representations from the persons we know are subject to these requirements, we believe all 2012 filing requirements were met.
PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANT
Grant Thornton LLP was our independent accounting firm for the fiscal year ended December 31, 2012, and the Audit Committee has selected the same firm as Tecumseh’s independent accountant for the fiscal year ending December 31, 2013. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to shareholders for ratification. If the committee’s selection is not ratified by a majority of the votes cast by holders of Class B shares present or represented at the meeting, we will ask our Audit Committee to reconsider its selection. Even if the selection is ratified, Tecumseh’s Audit Committee in its discretion may select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of Tecumseh Products Company and its shareholders.
Attendance at Annual Meeting
A Representative of Grant Thornton LLP is expected to be present at the annual meeting and available to respond to appropriate questions from shareholders. The representative will have an opportunity to make a statement if he or she so desires.
Audit and Non-Audit Fees
The table below shows the fees billed to us for the last two fiscal years by Grant Thornton LLP, Tecumseh’s independent registered public accounting firm since April 16, 2007. All of the services were performed under engagements approved by Tecumseh’s Audit Committee before Tecumseh entered into them. The fees included in the Audit category are fees billed for the fiscal years for the audit of Tecumseh’s annual consolidated financial statements included in Tecumseh’s annual report to shareholders and its annual report on Form 10-K and review of Tecumseh’s consolidated financial statements included in Forms 10-Q and related matters within that category.

The fees included in each of the other categories are fees billed in the fiscal years.

	Year Ended December 31,
	2012	2011
Audit Fees	$1,317,134	$1,439,579
Audit-Related Fees	$33,980	$46,016
Tax Fees	$119,950	$171,625
All Other Fees	$0	$0

Audit fees were for professional services rendered for the audits of our consolidated financial statements, for quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q, for auditing our internal controls, for consents relating to use of their audit opinions in our filings, for assistance with responses to SEC comments and for assistance with and review of documents we filed with the SEC.
Audit-related fees were for our postretirement benefit plan audits.
Tax fees were for tax compliance work, including preparing tax returns, preparing a claim for refund, and tax planning and advice, including assistance with tax appeals.
The Audit Committee’s current policy provides the committee (or its chairman) with the sole authority to pre-approve all audit engagement fees and terms. In addition, the committee (or its chairman) has the authority to pre-approve any audit-related and non-audit services provided to us by our outside auditor.
Vote Required and Board Recommendation
This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS TECUMSEH’S INDEPENDENT ACCOUNTING FIRM FOR 2013.

EXECUTIVE COMPENSATION
The following table sets forth information about our executive officers.

Name	Age	Title	Executive Officer Since
James J. Connor	61	President, Chief Executive Officer and Secretary	January 2010
Janice E. Stipp	53	Executive Vice President, Chief Financial Officer and Treasurer	October 2011

Our officers serve at the discretion of the Board of Directors.
James J. Connor has served as our President and Chief Executive Officer and a director since July 2011 and as our Secretary since January 2011. Mr. Connor served as our Vice President and Chief Financial Officer from January 2010 until October 2011 and as our Treasurer from January 2010 to January 2011. From 2005 until December 2009, Mr. Connor was a managing director of BBK, Ltd., a business and turnaround management consulting firm, where he worked with automotive suppliers and other manufacturing companies to help them develop and implement their product, financial and operating strategies. From 2000 to 2005, Mr. Connor served as President and Chief Executive Officer of Newcor, Inc., a manufacturer of precision-machined components and related products for the automotive, heavy truck, agricultural and appliance industries. Mr. Connor joined Newcor in 1999 as Vice President and Chief Financial Officer. Before joining Newcor, Mr. Connor served as Vice President and Chief Financial Officer for Rockwell Medical Technologies Inc. from 1996 to 1999. From 1991 to 1996, Mr. Connor served as President of Glacier Vanderwell, Inc., an engine bearing manufacturer. Mr. Connor is an active member of the Turnaround Management Association, The American Institute of Certified Public Accountants, and the Michigan Association of Certified Public Accountants.
Janice E. Stipp has served as our Executive Vice President, Chief Financial Officer and Treasurer since October 2011. From January 2011 until June 2011, Ms. Stipp served as Chief Financial Officer of Revstone Industries, LLC, a company that manufactures, engineers, and designs components for use in the transportation and heavy truck industries. Ms. Stipp was responsible for assisting in the development of strategic and tactical plans to achieve corporate goals and objectives and overseeing all financial functions including treasury, purchasing, and information technologies functions. From February 2007 until January 2011, Ms. Stipp served as Chief Financial Officer and Vice President of Acument Global Technologies, Inc., a portfolio company of Platinum Equity, LLC a private equity firm. Acument’s revenue was approximately $1.8 billion as of the date of acquisition by Platinum, and Ms. Stipp assisted in divestiture activities, including the development of potential buyers, modeling, strategic synergies and negotiation as well as overseeing all financial functions including treasury, human resources and information technologies functions. Acument Global Technologies, Inc. is a manufacturer and distributor of mechanical fastening systems for the automotive, industrial, electronics and aerospace industries. From August 2005 until February 2007, Ms. Stipp served as Chief Financial Officer and Executive Vice President of Administration of GDX Automotive

Corporation, a portfolio company for Cerberus Equity, LLC, a private equity firm. GDX’s revenue was approximately $1.0 billion as of the date of acquisition by Cerberus and is a manufacturer of sealing system solutions for the automotive industry. Ms. Stipp was a member of the senior leadership team and assisted in developing strategic direction and tactical plans for divesting this entity as well as overseeing all financial functions, including human resources and information technologies functions. Ms. Stipp has accumulated over twenty years of experience working for General Motors Corporation, other automotive suppliers and manufacturing companies, helping them develop and implement their product, financial and operating strategies. Ms. Stipp received her MBA from Wayne State University and is a member of The American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. In October 2012, Ms. Stipp was elected to the board and audit committee of Arkansas Best Corporation (NASDAQ: ABFS). Ms. Stipp is party to a letter agreement with us that requires us to elect her as our Chief Financial Officer.
Compensation Discussion and Analysis
Introduction
The year 2012 was a year of executive officer stability for Tecumseh. James J. Connor and Michael A. Noelke have served as executive officers since January 2010 and Janice E. Stipp has served as an executive officer since October 2011.
To make our incentive compensation opportunities reflect our performance during the year, we granted cash performance awards based 75% on our adjusted return on average total capital ("Adjusted ROC") to our named executive officers. The other 25% of our target cash performance awards was determined by our Compensation Committee in the exercise of its sole discretion based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012. The Adjusted ROC is defined as income or loss from continuing operations before taxes, excluding expenses relating to awards under the Long-Term Incentive Cash Award Plan (bonus and equity incentives), non-recurring income and expenses (at the discretion of the Compensation Committee), gains and losses on fixed assets disposals, some foreign exchange adjustments, (at the discretion of the Compensation Committee), and antitrust litigation settlements, excluding legal fees, divided by average total capital.
Under the Long-Term Incentive Cash Award Plan (bonus and equity incentives) awards are allocated 40% to cash performance awards and 60% to performance phantom share awards in 2012, to provide management with incentives to focus on long-term increases in shareholder value and so that the target cash performance awards for non-executive officers approximated the target annual cash performance awards for those officers in 2011. As a result, the target cash performance award as a percentage of salary was 80% for Mr. Connor, 80% for Mr. Noelke and 65% for Ms. Stipp. Actual awards, for the amounts based on our Adjusted ROC (75% of the target award amount), could range from 50% of the target for achieving 80% of the targeted Adjusted ROC, to a cap of 150% of the target for achieving 120% or more of the targeted Adjusted ROC. In addition, between 0% and 25% of the target cash performance award was subject to the Compensation Committee’s discretion, based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012.
We also continued to grant equity incentives in 2012. We awarded phantom shares subject to a performance condition, with respect to 75% of our target performance share awards, that adjusts the amount of phantom shares awarded, which then vest over a three year period. The other 25% of our target phantom share awards were determined by our Compensation Committee in its sole discretion, based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012. The performance condition is the same Adjusted ROC performance condition that applies to the cash performance awards. Sixty percent of the target bonus and equity incentives for 2012 were allocated to performance phantom share awards. As a result, the target performance phantom share awards (based on the fair value of the Class A shares on the date of the award) as a percentage of salary was 120% for Mr. Connor , 120% for Mr. Noelke and 97.5% for Ms. Stipp. Actual awards vary in the same manner as the cash performance awards.
We no longer provide long-term incentive compensation in the form of stock appreciation rights and phantom shares with only time-based vesting requirements. We based 100% of our 2012 long-term incentive opportunity on achieving our performance goals.
Our board plans to continue to critically review our executive compensation arrangements. As part of this commitment and in response to shareholder approval at the 2009 annual meeting of a Say on Executive Pay proposal, the board implemented a policy, beginning at the 2010 annual meeting, providing that shareholders will have the opportunity to vote on an advisory basis on whether to approve the compensation of our named executive officers. The outcome of the shareholder advisory vote will be considered by the board and the Compensation Committee as they consider compensation policies and procedures going forward. The board and the Compensation Committee considered the support for its executive compensation policies and decisions as reflected in the 2012 vote and resolved to continue to link our bonuses and equity incentives to our performance and business plan.
Some of our more significant compensation practices include the following:

•
Performance-Based Pay. As discussed above, our cash performance awards and performance phantom shares awards are variable and tied to financial performance. As a result, two-thirds of the Chief Executive Officer’s salary and target bonus and equity incentive compensation is based on our performance.

•
No Employment Agreements (except with our Chief Financial Officer), Severance Agreements or Supplemental Pension Plans. We do not have any employment agreements, severance agreements or change in control agreements with, or supplemental pension plans for, our current NEOs, except that we entered into an employment letter with our Chief Financial Officer in 2011, and in connection with a change in control, the Compensation Committee may purchase phantom shares and stock appreciation rights for the price the holder would receive upon their exercise or vesting (regardless of whether they were vested at the time). However, effective March 6, 2013, Mr. Noelke, our then Executive Vice President, Global Sales, Marketing and Engineering, resigned and he entered into a General Release of All Claims with us, under which he received $105,000 in exchange for releasing us from all claims relating to his compensation and benefits.

•
Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of our Compensation Committee is independent as defined in The NASDAQ Market LLC’s rules.

•
Outside Compensation Consultant. The Compensation Committee uses the services of Exequity, Inc., an independent outside compensation consultant, from time to time to provide advice on performance goals and awards and market rates of compensation, among other things. The Compensation Committee assessed the independence of its advisor, Exequity, relative to the six factors defined by the SEC and NASDAQ and determined that Exequity is independent and without conflict of interest.

•
Trading Policy. Our Insider Trading Policy includes a policy prohibiting directors and designated employees, including the Chairman, President, Chief Financial Officer and employees reporting directly to them, from engaging in short sales of our common shares and they may not write, purchase, sell or otherwise trade in puts, calls or any other type of options on our common shares.

Compensation Philosophy
The Compensation Committee has adopted the following compensation philosophy statement:

•	We are a globally recognized brand, driven by our people around the world.

•	We want to be a results driven organization guided by global business processes and culture that help us attract and retain talented people.

•	We will offer total compensation that is competitive within each of our local markets and with a significant portion awarded based on level of performance.

•	We want to become the employer of choice through continual job challenge, development and recognition.
Process and Elements
The Compensation Committee’s process of reviewing the executive compensation program and setting the compensation levels of the executive officers named in the Summary Compensation Table (who are sometimes referred to as “named executive officers” or “NEOs”) involves several components. Typically, during the first quarter of each year, the committee reviews each NEO’s total compensation. The committee members also meet regularly with the NEOs at various times throughout the year, both formally within board and committee meetings and informally outside of board and committee meetings, which help the committee members assess each NEO’s performance. The committee also typically solicits input from all non-employee directors as to the Chief Executive Officer’s performance. This was done in the first quarter of 2012 in connection with the general review of NEO compensation, determination of the prior year’s bonus and approval of the current year’s bonus and equity incentive awards. In addition, the CEO annually presents his evaluation of each NEO to the committee, which includes a review of each officer’s contributions and performance over the past year, strengths, opportunities for improvement, development plans, and succession potential. The CEO also presents compensation recommendations for the committee’s review and consideration. Following this presentation and an assessment of competitive market data for each position, including demands of potential new executives, the committee assesses all information in its possession and makes decisions on each element of compensation (discussed below) for each of the NEOs.
The main elements of the NEOs’ compensation are salary, cash performance awards and phantom shares (all settleable in cash only) both awarded under our Long-Term Incentive Cash Award Plan, and retirement benefits. The committee’s philosophy is to pay a base salary to attract and retain qualified executives and to allocate a significant portion of their total targeted compensation to performance-oriented elements, to motivate them to meet specific performance objectives and increase shareholder value without taking excessive risks. Under this program, our NEOs are rewarded for their service to the company, the achievement of specific performance goals and the realization of increased shareholder value.

•
Base Salary. During the first quarter of each year, the committee reviews and establishes the base salaries of the NEOs. We review compensation survey data compiled and reviewed by the committee’s consultant (last done in 2010), adjusted by management for inflation. For each NEO, the committee takes into account the scope of each incumbent’s responsibilities and individual performance and the demands of new employees and third party candidates for a particular position and then tests the results from these factors against compensation survey data. In making base salary decisions, the committee is mindful of the issues inherent in maintaining internal pay equity while also ensuring that our compensation program remains able to attract and retain qualified executives. As we are committed to the principles of pay-for-performance, the committee generally targets base salary changes, a non-variable element of compensation, to be approximately at the market median of our peer group.

•
Annual Incentive Opportunity. During the first quarter of each year, the committee establishes an annual cash incentive opportunity for each NEO under the company’s Annual Incentive Plan (or under our Long-Term Incentive Cash Award Plan as performance awards). At that time, the committee approves:

•	the overall company performance measures, goals, and funding formulas for the year; and

•	the individual performance for each NEO for the year (although individual performance measures and goals were not set in advance for 2012); and

•	the target annual incentive opportunity for each NEO.
We target annual incentive compensation opportunities to be competitive with market medians. Actual performance results can yield incentive compensation results that fall below or above market medians. Stated another way, the compensation program can yield higher than market median compensation for higher performance, and lower than market median compensation for lower performance. We discuss the performance measures, goals and results for 2012 and the performance measures and goals for 2013 later in this Compensation Discussion and Analysis.

•	Long-Term Incentives. The long-term incentive element of our compensation program is structured to:

•	motivate and reward the NEOs for performance aimed at increasing shareholder value over periods longer than one year;

•	link executives’ interests with those of shareholders;

•	retain executives over the longer term; and

•	provide incentives to achieve our performance goal, as the amount of the awards vary based on the achievement of our performance goal.
The Long-Term Incentive Cash Plan currently uses performance phantom shares, which are the functional equivalent of restricted stock, as the long-term incentive and retention vehicle.
During the first quarter of each year, the committee establishes a target dollar amount of the annual and long-term incentive opportunity for each NEO, which is expressed as a percent of the NEO’s total salary. That target is then allocated between annual and long-term incentive opportunities. For 2012, 40% of the total target was allocated to the target annual cash compensation opportunity and 60% was allocated to the target long-term incentive opportunity. The target long-term incentive opportunity is converted into a target number of phantom shares based on the fair value of the Class A shares on the date of the award. We also (1) adjust 75% of the amount of phantom shares awarded based on our Adjusted ROC (debt and equity) for 2012 awards , and (2) provide that remaining 25% of the target award is in the discretion of our Compensation Committee based on its subjective judgment of the executive’s individual performance and our overall performance for the applicable year. These awards are made following the committee’s consideration and review of our results for the prior year and at the same time the committee is making other compensation decisions for the NEOs. In setting the annual and long-term target opportunities for each NEO, the committee considers competitive data and strives to set target opportunities at market medians. The 2012 awards to the NEOs are discussed later in this Compensation Discussion and Analysis.

•	Retirement Benefits. We provide retirement benefits to attract and retain employees and to encourage employees to save money for their retirement.
Peer Group Comparisons
We used a peer group of companies to determine a range of competitive compensation practices for our NEOs and certain other key executives in August 2010 and used that same market data (adjusted by management for inflation) as a factor in making pay decisions in 2011 and 2012. We decided not to increase salaries, target annual incentive opportunities, or target equity-based awards for our NEOs in 2012, so we have not updated our peer group comparisons or used other survey data since the August 2010 market analysis was performed.
The companies in the peer group at the time of the August 2010 market analysis (selected based on their annual revenues) were Actuant Corp., Albany International Corp., Altra Holdings Inc., Ampco-Pittsburgh Corp., Badger Meter Inc., Barnes Group Inc., Blount International Inc., Briggs & Stratton Corp., Chart Industries Inc., Circor International Inc., CLARCOR Inc., Colfax Corp., Columbus Mckinnon Corp., Crane Co., Donaldson Company Inc., EnPro Industries Inc., ESCO Technologies Inc., Gardner Denver Inc., Gorman Rupp Co., Graco Inc., IDEX Corp, John Bean Technologies Corp, Kaydon Corp, Kennametal Inc., L.B. Foster Co, Lincoln Electric Holdings Inc., Middleby Corp., Mueller Industries Inc., Mueller Water Products Inc., NN Inc., Nordson Corporation, RBC Bearings Inc., Robbins & Myers Inc., Tennant Co., Thermadyne Holdings Corp., TriMas Corp., Valmont Industries, Inc. and Watts Water Technologies Inc. While these peer group companies do not represent a perfect match for us in terms of products manufactured, the nature and size of their businesses place them in competition with us for executive and managerial talent. These are companies to which we could lose people and from which we could recruit people. The revenues of the peer group companies for the most recently completed fiscal year end at the time of the August 2010 market analysis ranged from $250 million to $2.2 billion, with a median of $725 million. Tecumseh’s revenues for 2009 were $736 million.
We use the peer group data to determine competitive total compensation levels for base salary, annual incentives and long-term incentives. We review this data in making decisions on each of these elements of compensation for each executive, but we do not rigidly apply the competitive data in any way. In making compensation decisions for our executives, we consider company performance, individual performance and potential, prevailing market conditions (including compensation demands of third-party candidates for open positions) and the competitive compensation data. We do not, however, formally tie any specific elements of compensation to a benchmark.
The total of Mr. Connor’s 2012 salary, target cash performance award compensation and target performance phantom shares compensation (which was the same as his actual 2012 salary, cash performance award compensation and target performance phantom shares compensation) was 63% of the 2010 peer group’s CEO median total of these compensation elements (based on survey results we received in August 2010, adjusted by management for inflation). Mr. Noelke was our Executive Vice President, Global Sales, Marketing and Engineering, but we do not have peer group compensation information for a sales, marketing and engineering executive. The total of Ms. Stipp’s 2012 salary, target cash performance award compensation and target performance phantom shares compensation (which was the same as her actual 2012 salary, cash performance award compensation and target performance phantom shares compensation) was 112.6% of the 2010 peer group’s CFO median total of these compensation elements (based on survey results we received in August 2010, adjusted by management for inflation).

2012 Salaries
For 2012, in view of the then current economic conditions, our 2011 results of operations and condition and the recently negotiated salaries for Mr. Connor and Ms. Stipp, and Mr. Connor’s recommendation, Mr. Connor’s, Mr. Noelke’s and Ms. Stipp’s salaries were not increased at the beginning of 2012. Their salaries were negotiated in connection with Mr. Connor’s appointment as our President and Chief Executive Officer, Mr. Noelke’s employment letter in 2009 when he first joined the Company and Ms. Stipp’s employment letter in 2011 when she first joined the Company. We believe that the salaries of all the NEOs fall within the range of competitive practice.
2012 Annual Cash Incentives
In 2012, our NEOs had the opportunity to earn annual cash incentives based on performance during the year through cash performance awards under our Long-Term Incentive Cash Award Plan. Under the cash performance awards, each participating executive is eligible to earn a cash incentive based on our and the executive’s performance during the year. In the first quarter of 2012, the Compensation Committee established a target incentive for each participating employee, expressed as a percentage of his or her salary. We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
To make our bonuses reflect our performance during the year, the actual amount of the cash payment under 75% of the cash performance awards for 2012 was determined based on our adjusted return on total capital (“Adjusted ROC”) compared to our target Adjusted ROC. In adopting this performance measure, the committee sought to ensure that the NEOs would be focused on maximizing our Adjusted ROC.
Adjusted ROC is our 2012 income or loss from continuing operations before taxes divided by total capital. Income or loss from continuing operations before taxes is our income (loss) from continuing operations before taxes, excluding (1) expense relating to award agreements under the Long-Term Incentive Cash Award Plan, (2) non-recurring income and expenses, at the discretion of the Compensation Committee, (3) gains and losses on fixed asset disposals, (4) foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Compensation Committee, and (5) settlement related to antitrust litigation, excluding legal fees incurred in connection with antitrust matters.
Total capital means the sum of (1) (a) the average of the amounts shown on our balance sheets at December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012 as long-term debt, minus (b) the average of the amounts shown as cash and cash equivalents on our balance sheets at December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012, excluding foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Compensation Committee, plus (2) the average of the amounts shown as shareholders’ equity on our balance sheets at December 31, 2011, March 31, 2012, June 30, 2012, September 30, 2012 and December 31, 2012.
For 2012, the Compensation Committee established a target incentive for each participating employee under each cash performance award. The Compensation Committee originally based the total target amount of annual cash incentives and equity incentives on the same percentage of salary used in 2011 (200% for Mr. Connor, 200% for Mr. Noelke, 162.5% for Ms. Stipp.), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2012).
The 2012 target incentive percentages for cash performance awards for our NEOs are:

Executive Officer	Target Incentive
James J. Connor	80% of salary
Michael A. Noelke	80% of salary
Janice E. Stipp	65% of salary

The actual award amount for 75% of the target award varied based on a percentage equal to the actual Adjusted ROC divided by the target Adjusted ROC. If actual Adjusted ROC was less than 80% of target Adjusted ROC, the actual amount and the payments under the performance award would be zero. Reaching 80% of the target Adjusted ROC required a significant improvement over 2011 actual Adjusted ROC. Reaching 80% percent of target, produces a threshold payout of 50% of target award; reaching 100% of the target, produces a payout of 100% of target award; and reaching 120% of the target, produces a maximum payout of 150% of the target award. Straight-line interpolation is used to determine the performance-payout relationship between threshold and maximum.
Of the actual award amount, 75% would be realized based on the above formula and Adjusted ROC, and between 0% and 25% of the target incentive might be realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the date between January 1, 2013 and March 1, 2013 that the Compensation Committee determined actual Adjusted ROC for 2012 (the “Determination Date”), which was March 1, 2013. The committee had discretion to include all, none or any portion of the discretionary portion of the award for 2012. The committee exercised this discretion based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012. The following table illustrates the potential award amounts as a percentage of the target incentive for the threshold, target and maximum Adjusted ROC:

Adjusted ROC	Maximum Non- Discretionary Percent	Maximum Discretionary Percent	Maximum Total Percent
Below Threshold (2.72%)	0%	25%	25%
Threshold (2.72%; 80% of Target Goal)	37.5%	25%	62.5%
Target (3.4%; 100% of Target Goal)	75%	25%	100%
Maximum (4.08%; 120% of Target Goal)	112.5%	25%	137.5%

The Compensation Committee determined that actual adjusted return on total capital for 2012 was 3.4% (after exercising its discretion to exclude a portion of the $45 million non-recurring postretirement curtailment gain from our income from continuing operations before taxes). In addition, the Compensation Committee determined to award the entire 25% of the discretionary portion of the target cash performance award, based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012. The table below provides information about our actual 2012 Adjusted ROC performance, the results of the Compensation Committee’s exercise of discretion and the resulting percentages:

Actual Adjusted ROC	Actual Non Discretionary Percent	Actual Discretionary Percent	Actual Total Percent
3.4%	75%	25%	100%

The non discretionary portion of the individual payment was calculated as follows: (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) then multiplied by 75% weighting, (4) and then multiplied by 100% (the percentage between 50% and 150% (or 0% if the threshold was not met) based on the actual Adjusted ROC compared to the target Adjusted ROC.

The discretionary portion of the individual bonuses was calculated as follows:
(1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage,
(3) and then multiplied by 25% (the percentage between 0% and 25%, determined by the Compensation Committee in its discretion based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012).

The 2012 target incentive percentages for our executive officers and their actual cash performance awards allocated to them for 2012 were:

Executive Officer	Target Incentive Percent	Actual Based on Adjusted ROC	Actual Based on Committee Discretion	Total Actual Cash Performance Award
James J. Connor	80% of salary	$300,000	$100,000	$400,000
Michael A. Noelke	80% of salary	$195,000	$65,000	$260,000
Janice E. Stipp	65% of salary	$170,625	$56,875	$227,500

2012 Equity-Based Awards
The third major component of our executives’ compensation program consists of performance phantom share awards under our Long-Term Incentive Cash Incentive Plan. These awards, settled only in cash, tie executives’ compensation to the long-term market performance of our Class A shares. For 2012, we awarded performance phantom shares (economically equivalent to performance restricted stock) to the same NEOs that received annual bonus awards. For 2012, these phantom share awards are also structured to provide incentives to achieve our performance goal, as the actual amount of the awards vary based on the achievement of our Adjusted ROC performance goal.
For 2012, the Compensation Committee established a target incentive for each participating employee under each performance phantom share award. The Compensation Committee originally based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2011 (200% for Mr. Connor, 200% for Mr. Noelke, and 162.5% for Ms. Stipp), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares in 2012).
The 2012 target incentive percentages for phantom share awards for our then current NEOs are:

Executive Officer	Target Incentive
James J. Connor	120% of salary
Michael A. Noelke	120% of salary
Janice E. Stipp	97.5% of salary

The actual award amount that is based on Adjusted ROC varied based on the percentage of the actual Adjusted ROC divided by the target Adjusted ROC in the same manner as the cash performance awards are adjusted as described above. The actual award amount was converted into phantom shares based on the $4.73 closing sale price of the Class A Shares on the March 2, 2012 date the performance phantom shares were awarded.
Of the actual award amount, 75% was realized based on the same formula and Adjusted ROC described above for cash performance awards, and between 0% and 25% was realized, as determined by the Compensation Committee in the exercise of its sole discretion, on the Determination Date in the same manner as the cash performance awards described above.
The phantom shares vest in equal one-third installments on March 1, 2013, December 31, 2013 and December 31, 2014.
As described above under “2012 Annual Cash Incentives”, because the threshold Adjusted ROC was met in 2012, phantom performance shares, including the discretionary portion of the phantom performance shares, were paid under the phantom performance share awards for 2012, and phantom performance shares to NEOs based on individual performance evaluations were determined or paid for 2012. The 2012 target incentive percentages for our executive officers and their actual incentive percentages allocated to them based on these calculations were:

Executive Officer	Target Incentive Percent	Actual Based on Adjusted ROC	Actual Based on Committee Discretion	Total Actual Performance Phantom Share Award
James J. Connor	120% of salary	95,137	31,713	126,850
Michael A. Noelke	120% of salary	61,839	20,613	82,452
Janice E. Stipp	97.5% of salary	54,109	18,037	72,146

Retirement Benefits
Our NEOs participate in our Retirement Savings Plan (a 401(k) plan) and, except for Ms. Stipp (who was hired after new employees were no longer eligible to participate), our defined benefit plan on the same basis as other salaried employees. The Compensation Committee considers the value of benefits under these plans when determining other compensation.
2013 Executive Compensation Arrangements
For 2013, we determined to continue to provide cash incentives by granting performance awards under our Long-Term Incentive Cash Award Plan. Our Compensation Committee designates our employees eligible to receive performance awards under our Long-Term Incentive Cash Award Plan. For 2013, our current NEOs, James J. Connor and Janice E. Stipp, are expected to receive such performance awards. Mr. Noelke, our former Executive Vice President, Global Sales, Marketing and Engineering, resigned effective March 6, 2013. He entered into a General Release of All Claims with us, under which he received $105,000 in exchange for releasing us from all claims relating to his compensation and benefits. We determined to pay him this amount based on the amount the Compensation Committee deemed appropriate in connection with the termination of his employment.
To make our annual cash incentives reflect our performance during the year, the actual amount of the cash payment under the performance awards for 2013 with respect to 50% of our target annual cash incentives will be determined based on our Adjusted ROC compared to our target Adjusted ROC. The other 50% of our target annual cash incentives will be determined by our Compensation Committee in the exercise of its sole discretion based on its evaluation of the participating employee’s individual performance and our corporate performance in achieving certain specific objectives during 2013.
Adjusted ROC is our 2013 income or loss from continuing operations before taxes divided by total capital. Income or loss from continuing operations before taxes is our income (loss) from continuing operations before taxes, excluding (1) expense relating to award agreements under the Long-Term Incentive Cash Award Plan, (2) non-recurring income and expenses, at the discretion of the Compensation Committee, (3) gains and losses on fixed asset disposals, (4) foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Compensation Committee, and (5) settlement related to antitrust litigation, excluding legal fees incurred in connection with antitrust matters.
Total capital means the sum of (1)(a) the average of the amounts shown as long-term debt on our balance sheets at December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, minus (b) the average of the amounts shown as cash and cash equivalents on our balance sheets at December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, excluding foreign exchange adjustments that are plus or minus 25% or more of the budgeted exchange rate, at the discretion of the Compensation Committee, plus (2) the average of the amounts shown as shareholders’ equity on our balance sheets at December 31, 2012, March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013.
For 2013, the Compensation Committee has established a target incentive for each participating employee under each performance award. The Compensation Committee based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2012 (200% for Mr. Connor and 162.5% for Ms. Stipp), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (phantom shares again in 2013). We use a target incentive approach because it is a formal, goals-oriented method of determining incentives that is responsive to changing internal and external business conditions from year to year.
The actual award amount for 50% of the award varies based on a percentage equal to the actual Adjusted ROC divided by the target Adjusted ROC. If actual Adjusted ROC is less than 80% of target Adjusted ROC, the actual amount and the payments under the performance award will be zero. Reaching 80% of the target Adjusted ROC requires a significant improvement over 2012 actual Adjusted ROC. Reaching 80% of the target goal produces a threshold payment of 50% of the target award; reaching 100% of the target goal produces a payout of 100% of the target award; and reaching 120% of the target goal produces the maximum payout of 150% of the target award.
Of the actual award amount, 50% will be realized based on the above formula and Adjusted ROC, and between 0% and 50% of the target incentive may be realized, if certain specific objectives have been accomplished, as determined by the Compensation Committee in the exercise of its sole discretion, on the date between January 1, 2014 and March 1, 2014 that the Compensation Committee determines actual Adjusted ROC for 2013 (the “2013 Determination Date”). The following table illustrates the potential award amounts as a percentage of the target incentive for the threshold, target and maximum Adjusted ROC compared to target Adjusted ROC:

2013 Adjusted ROC	Maximum Non- Discretionary Percent	Maximum Discretionary Percent	Maximum Total Percent
Threshold (80% of Target)	25%	50%	75%
Target	50%	50%	100%
Maximum (120% of Target)	75%	50%	125%

The Adjusted ROC portion of the individual payment will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) then multiplied by 50% weighting, and (4) then multiplied by a percentage between 50% and 150% based on the actual Adjusted ROC compared to the target Adjusted ROC.
The discretionary portion of the individual payment will equal (1) the participant’s salary, (2) multiplied by the participant’s target incentive percentage, (3) and then multiplied by a percentage between 0% and 50%, determined by the Compensation Committee in its discretion depending on individual performance and corporate performance evaluation of accomplishing certain specific objectives conducted after the end of the year by the Compensation Committee for the Chief Executive Officer and other NEOs.
The 2013 target incentive percentages for performance awards for our current executive officers are:

Executive Officer	Target Incentive
James J. Connor	80% of salary
Janice E. Stipp	65% of salary

In addition, for 2013 the Compensation Committee is expected to award performance phantom shares to the same two current NEOs under our Long-Term Incentive Cash Award Plan. To make our equity incentives reflect our performance during the year, the actual amount of the phantom shares awarded for 2013 with respect to 50% of our target phantom share awards will also be determined based on our Adjusted ROC compared to our target Adjusted ROC. The other 50% of our target phantom share awards will be determined by our Compensation Committee in the exercise of its sole discretion based on its evaluation of the participating employee’s individual performance and our corporate performance in achieving specific objectives during 2013.
For 2013, the Compensation Committee has established a target incentive for each participating employee under each performance phantom share award. The Compensation Committee based the total target amount of annual incentives and equity incentives on the same percentage of salary used in 2012 (200% for Mr. Connor and 162.5% for Ms. Stipp), and determined to allocate 40% of that total to annual incentives and 60% to long-term equity incentives (performance phantom shares again in 2013). The actual award amount that is based on Adjusted ROC (50% of the target award amount) will vary based on the percentage of the actual Adjusted ROC divided by the target Adjusted ROC in the same manner as the performance awards are adjusted as described above.
Of the actual award amount, 50% will be realized based on the above formula and Adjusted ROC, and between 0% and 50% of the target incentives may be realized, as determined by the Compensation Committee in the exercise of its sole discretion, in determining the accomplishment of certain objectives, on the Determination Date, in the same manner as the cash performance awards described above.
The 2013 target incentive percentages for phantom share awards for our current executive officers are:

Executive Officer	Target Incentive
James J. Connor	120% of salary
Janice E. Stipp	97.5% of salary

The phantom shares will vest in equal one-third installments on the Determination Date, December 31, 2014 and December 31, 2015. Payment of the first vested installment will be made between January 1, 2014 and March 15, 2014, but no earlier than the Determination Date. Payment of the second and third vested installment will be made between January 1 and March 15 of the year after the vesting date.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code limits to $1 million per year the federal income tax deduction to public corporations for compensation paid for any fiscal year to the company’s Chief Executive Officer and each of the other NEOs, except the Chief Financial Officer, unless the compensation meets specified requirements that render the compensation performance-based. While the Compensation Committee believes it is generally desirable to structure compensation plans and programs so as to qualify for the performance-based exemption from non-deductibility afforded under Section 162(m), the committee retains the discretion to establish executive compensation arrangements that it believes are consistent with its principles described earlier, and in the best interests of our company and shareholders, even if those arrangements are not fully deductible under Section 162(m).
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and those discussions, the committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10‑K for the year ended December 31, 2012.

Presented by the members of the Compensation Committee of the Board of Directors:
Steven J. Lebowski, Chairman
Stephanie H. Boyse
Terence C. Seikel
Summary Compensation Table
The following table sets forth information for the fiscal years ended December 31, 2012, 2011 and 2010 concerning compensation of (1) all individuals serving as our principal executive officer during the year ended December 31, 2012, (2) all individuals serving as our principal financial officer during 2012, (3) our other executive officers in 2012 who were serving as executive officers as of December 31, 2012 and whose total compensation exceeded $100,000, and (4) up to two additional individuals who were executive officers in 2012 and whose total compensation exceeded $100,000, but who were no longer serving as an executive officer as of December 31, 2012 (none):
2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compen- sation ($) (5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($) (6)	All Other Compen- sation ($) (7)	Total ($)
James J. Connor (8)	2012	500,000	0	600,000	0	400,000	27,953	20,000	1,547,953
President, Chief Executive	2011	418,750	0	0	0	0	24,516	19,600	462,866
Officer and Secretary; Former	2010	350,000	50,000	153,125	153,125	139,781	22,201	33,320	901,552
Chief Financial Officer
Michael A. Noelke (9)	2012	325,000	0	390,000	0	260,000	28,547	20,000	1,023,547
Executive Vice President,	2011	325,000	0	0	0	0	22,458	19,600	367,058
Global Sales, Marketing	2010	325,000	75,000	162,500	162,500	173,063	20,246	33,320	951,629
and Engineering
Janice E. Stipp (10)	2012	350,000	0	341,250	0	227,500	0	20,000	938,750
Executive Vice President,	2011	72,917	20,000	0	0	0	0	7,433	100,350
Chief Financial Officer and
Treasurer

(1)    Salary includes any amounts deferred at the officer’s election and contributed on his behalf to our Retirement Savings Plan (a 401(k) plan).

(2)    Bonus includes $20,000 for Ms. Stipp paid as a signing bonus for 2011, and $75,000 for Mr. Noelke and $50,000 for Mr. Connor paid as signing bonuses for 2010.
(3)    Amount represents the grant date fair value with respect to phantom shares (including performance phantom shares in 2011 and 2012), settleable only in cash, awarded under our Long-Term Incentive Cash Plan. See Note 10 of the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K for assumptions made in valuing phantom shares (including performance phantom shares in 2011 and 2012). The value of performance phantom shares granted to our NEOs in 2012 at the grant date assuming that the highest level of performance conditions will be achieved was as follows: Mr. Connor -- $825,000; Mr. Noelke -- $536,250; and Ms. Stipp -- $469,218.75. Because actual Adjusted ROC equaled target Adjusted ROC and the Compensation Committee exercised its discretion to award the full discretionary portion of the performance phantom share awards, these awards for 2012 were at the target level, which was the same as the amount shown in the Summary Compensation Table.
(4)    Amount represents the grant date fair value with respect to SARs, settleable only in cash, awarded under Long-Term Incentive Cash Plan. See Note 10 of the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K for assumptions made in valuing SARs.
(5)    Non-equity incentive plan compensation consists of cash performance awards under our Long-Term Incentive Cash Plan for 2012 and 2011 and cash awards under our Annual Incentive Plan for 2010.
(6)    The material assumptions we used in computing the changes in pension value shown in the Summary Compensation Table are listed after the Pension Benefits Table below.
(7)    Our required contribution to Retirement Savings Plan.
(8)    Mr. Connor became an executive officer effective January 1, 2010 and became our Chief Executive Officer effective July 11, 2011.
(9)    Mr. Noelke became an executive officer effective January 1, 2010 and resigned from all of his positions with us effective March 6, 2013. Mr. Noelke received the phantom share award in the amount shown in the Summary Compensation Table and the non-equity incentive plan award of $260,000. He forfeited two-thirds of the phantom share awards when he resigned, but he received $105,000 under his General Release of All Claims. See “Additional Information About Summary Compensation Table and 2012 Grants of Plan Based Awards – Mr. Noelke’s General Release of All Claims.”
(10)    Ms. Stipp became an executive officer effective October 17, 2011.

Grants of Plan-Based Awards
This table provides information about each grant of an award made to our executive officers named in the Summary Compensation Table in 2012 under any plan:
2012 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)
James J. Connor		$150,000	$400,000	$550,000
	03/02/12				47,569	126,850	174,419	$600,000
Michael A. Noelke		$97,500	$260,000	$357,500
	03/02/12				30,920	82,452	113,372	$390,000
Janice E. Stipp		$85,312.5	$227,500	$312,812.5
	03/02/12				27,055	72,146	99,201	$341,250

(1)    Potential annual cash incentives our executives could have earned for 2012 under performance awards granted under our Long-Term Incentive Cash Award Plan. The actual amounts they earned are reported in the Summary Compensation Table. See “Compensation Discussion and Analysis – 2012 Cash Incentives” for a description of the material terms of the performance awards granted in 2012. Mr. Noelke forfeited two-thirds of his performance share award when he resigned, but he received $105,000 under his General Release of All Claims. See “Additional Information About Summary Compensation Table and 2012 Grants of Plan Based Awards – Mr. Noelke’s General Release of All Claims.”
(2)    Potential performance phantom shares our executives could have earned for 2012 under performance phantom share awards granted under our Long-Term Incentive Cash Award Plan. Awards were converted into phantom shares at the March 2, 2012 grant date closing sale price of the Class A shares of $4.73 for Messrs. Connor and Noelke and Ms. Stipp. Phantom shares are settleable only in cash. Each phantom share is the economic equivalent of one Class A share. The phantom shares vest one third at March 1, 2013 (the date of the Compensation Committee meeting determining whether the performance condition had been met) and one third on each of December 31, 2013 and December 31, 2014. See “Compensation Discussion and Analysis – 2012 Equity-Based Awards” for a description of the material terms of the performance phantom shares awarded in 2012. Actual awards equaled the target awards for 2012, although Mr. Noelke forfeited two-thirds of his phantom share award when he resigned, but he received $105,000 under his General Release of All Claims. See “Additional Information About Summary Compensation Table and 2012 Grants of Plan Based Awards – Mr. Noelke’s General Release of All Claims.”

Additional Information about the Summary Compensation Table and 2012 Grants of Plan-Based Awards
Shareholders should review the information in the Summary Compensation Table and the "Grants of Plan-Based Awards" table, as well as the additional tables that follow, in conjunction with our Compensation Discussion and Analysis. The Compensation Discussion and Analysis provides detailed information about, and analysis of, our annual and long-term incentive plan compensation programs and compensation decisions for 2012 and includes a discussion of our compensation philosophy, objectives and policies that guide these decisions. In order to better understand the terms of our plans and programs under which the compensation shown in the "Summary Compensation Table" was earned, shareholders should also consider the additional information we provide below about arrangements with our executives.
Mr. Noelke’s General Release of All Claims
Effective March 6, 2013, Mr. Noelke, our then Executive Vice President, Global Sales, Marketing and Engineering, resigned and he entered into a General Release of All Claims with us, pursuant to which he received $105,000 in full settlement of his claims to compensation and benefits, including any termination payments. See “Potential Payment on Termination or Change in Control – Mr. Noelke’s General Release of All Claims” for a description of the General Release of All Claims between us and Mr. Noelke and the payment made to him upon termination of his employment.
Ms. Stipp’s Employment Letter
On October 10, 2011, we entered into a letter agreement with Janice E. Stipp providing for her at will employment beginning October 27, 2011 as our Chief Financial Officer (currently our Executive Vice President, Chief Financial Officer and Treasurer). The following is a summary of the principal terms of the agreement:
Compensation. Ms. Stipp is entitled to compensation as follows:

•	$350,00 annual salary;

•	Annual cash incentive targeted at 75% of salary;

•
Eligible for our incentive plan for 2012 and subsequent years with a target performance opportunity to earn 150% of her base salary or higher, and if any bonus is awarded for 2011, we were required to ensure that she was treated no less favorably than her peers for the period October to December 2011;

•	A $20,000 signing bonus (paid in 2011); and

•	Four weeks of vacation and group insurance.
2012 Cash Performance Awards and Performance Phantom Share Awards
Each NEO selected to participate was eligible in 2012 to earn a cash incentive and a number of phantom shares both based on corporate objectives through cash performance awards and performance phantom shares awarded under our Long-Term Incentive Cash Award Plan. For performance awards under our Long-Term Incentive Cash Award Plan, not later than 90 days after the start of each year, our Compensation Committee will establish targeted group allocations and targeted financial results, and may establish targeted individual allocations, for that year. Actual performance awards for that year will be based on the attainment of specified types and combinations of performance measurement criteria, which may differ as to various employees or classes of employees, and from time to time. The criteria under the plan may include, without limitation:

•	achieving performance levels by, and measured against our objectives of the Company, the individual employee or a group of employees;

•	increases in operating efficiency;

•	completion of specified strategic actions; and

•	such other factors as the Compensation Committee deems important in connection with accomplishing the purposes of the plan.
For phantom shares awarded under the plan, the Compensation Committee may determine the terms and conditions applicable to phantom shares awarded under the plan and may impose such conditions on the issuance of phantom shares as it deems appropriate. The committee also provides the times and conditions for vesting of phantom share awards under the plan. Phantom share awards provide for a cash payment on the date of vesting based on the fair market value of the Class A shares.
Cash performance awards and the number of phantom shares awarded for 2012 were based on achieving Adjusted ROC goals and the Compensation Committee’s discretion, based on its subjective evaluation of our executive officers’ performance exploring strategic alternatives and overall corporate performance in 2012. Cash incentives paid and phantom shares awarded under the plan cannot qualify as performance-based for Section 162(m) purposes until the performance measures are approved by shareholders and we have not submitted the plan for shareholder approval.
After the year is completed, each participant’s actual performance award and number of phantom shares is computed on the basis of actual performance using the performance measures and goals and the calculation methodology established by the committee at the beginning of the year and the committee’s discretion. For a description of cash performance awards and the performance phantom share awards for 2012, including their material terms, the NEOs participating in the awards, the performance conditions, criteria and goals, the formula for determining actual awards and amounts payable, the vesting schedule for phantom shares and the actual awards for 2012, see “Compensation Discussion and Analysis – 2012 Annual Cash Incentives” and – 2012 Equity-Based Awards” and the notes to the table under the caption “Grants of Plan-Based Awards.”

Retirement Savings Plan Contributions
Our Retirement Savings Plan (a 401(k) plan) requires us to make annual contributions to each employee’s account in an amount computed by reference to federal income tax laws and regulations. In addition, we are using a portion of the funds that reverted to us on termination of our previous salaried retirement plan to make discretionary contributions starting in 2008 and for up to the next seven years ending in 2014. Making these contributions results in more favorable federal income tax treatment for us with respect to the reversion than would otherwise be the case.
Outstanding Equity Awards
This table provides information about our NEOs’ outstanding phantom shares, performance phantom shares and SARs under the Long-Term Incentive Cash Award Plan as of December 31, 2012.
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards (1)						Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exer- cise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
James J. Connor	9,806	(4)	4,903	(4)	$12.86	01/04/17
							11,907	(5)	55,010
										126,850	(7)	586,047
Michael A. Noelke (6)	10,407	(4)	5,203	(4)	$12.86	01/04/17
							12,636	(5)	58,378
							7,500	(8)	34,650
										82,452	(7)	380,928
Janice E. Stipp										72,146	(7)	333,315

(1)    SARs, settled only in cash, awarded under our Long-Term Incentive Cash Plan. Each SAR is the economic equivalent of an option to purchase one Class A share.

(2)    Phantom shares and performance phantom shares, settled only in cash, awarded under our Long-Term Incentive Cash Plan. Each unit is the economic equivalent of one Class A share. The phantom shares shown in the table as equity incentive plan awards represent the target number of phantom shares awarded to the NEOs, 25% of which were only to be awarded in the Compensation Committee’s discretion. For 2012, the actual Adjusted ROC was equal to the target Adjusted ROC, the Compensation Committee exercised its discretion to award all of the remaining 25% of the target performance phantom shares and the performance phantom shares shown in the table above were actually awarded, although Mr. Noelke, who resigned effective March 6, 2013, forfeited two-thirds of his phantom share award. See note 6 below. Performance phantom shares listed in the table vest and are payable on March 1, 2013, December 31, 2013 and December 31, 2014.
(3)    Based on the closing price of our Class A shares on The NASDAQ Stock Market on the last trading day of 2012 ($4.62).
(4)    One-third become exercisable on each of January 4, 2011, January 4, 2012 and January 4, 2013.
(5)    Phantom shares vested and payable on January 4, 2013.
(6)    Effective March 6, 2013, Mr. Noelke’s employment as our Executive Vice President, Global Sales, Marketing and Engineering terminated and he entered into a General Release of All Claims with us in connection with his termination of employment. Under the Agreement, Mr. Noelke received $105,000 in exchange for, among other things, releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, including his previously vested stock appreciation rights (all of which had vested by then) and his unvested performance phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights. His phantom shares shown in the table above had already vested and been settled and one-third of his performance phantom shares had already been awarded, vested and settled.
(7)    Performance Phantom vesting and payable on March 1, 2013, December 31, 2013 and December 31, 2014.
(8)    Phantom shares vesting and payable on January 1, 2013.
Option Exercises and Stock Vested Table
The following table sets forth information concerning each exercise of SARs and each vesting of stock, including phantom shares, during the year ended December 31, 2012 by each of our executive officers named in the "Summary Compensation Table" above on an aggregated basis:

OPTION EXERCISES AND STOCK VESTED – YEAR ENDED DECEMBER 31, 2012

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($) (1)	(#)	($) (1)
James J. Connor	0	0	0	0
Michael A. Noelke*	0	0	0	0
Janice E. Stipp	0	0	0	0

(1) “Value Realized” represents the market price of the underlying securities at exercise or vesting, as applicable, based on the closing sale price on the date of exercise or vesting, minus (for stock appreciation rights) the aggregate base price of the stock appreciation rights.
* Effective March 6, 2013, Mr. Noelke’s employment as our Executive Vice President, Global Sales, Marketing and Engineering terminated and he entered into a General Release of All Claims with us in connection with his termination of employment. Under the Agreement, Mr. Noelke received $105,000 in exchange for, among other things, releasing us from all claims, rights and liabilities arising out of his employment relationship with us or relating to his compensation, including his previously vested stock appreciation rights (all of which had vested by then) and his unvested performance phantom shares, and any other event or obligations that occurred or existed before the date of termination of his employment, except for some indemnification rights. His phantom shares shown in the "Outstanding Equity Awards at 2012 Fiscal Year-End" table above, vested and settled in January 2013 before he resigned; one-third of his performance phantom shares had already been awarded, vested and settled.
Retirement Plans
Our retirement plan is a broad-based (available to all full time regular salaried employees in the United States after 30 days of employment, but frozen so as not to include any employee hired after January 15, 2011), noncontributory, tax-qualified defined benefit plan. The plan provides benefits in the event of normal (i.e., at age 65), early, deferred or disability retirement. Upon a participant’s death, the plan provides a surviving spouse pension. Participants are vested after five years of credited service.
As of April 30, 2007, our previous qualified defined benefit plan was terminated and replaced with a new qualified defined benefit plan. The new plan provides two separately defined pension benefits. The first is a retirement benefit in the form of a lifetime pension that is actuarially equivalent to the lump sum value of 10.5% of the participant’s average base salary over the 60 months immediately before his or her retirement date, multiplied by years of credited service after April 30, 2007 (up to a maximum of 35 years in total, from both the terminated plan and the new plan) payable at age 65. The second retirement benefit under the new plan is a pension equal to the amount by which the benefit under the terminated plan would have been higher based on subsequent pay increases (without any additional service credits).

The automatic form of benefit for a married participant under the qualified defined benefit plan is a joint and 55% survivor benefit. However, the participant, with the consent of his or her spouse, may elect to have his benefit paid in the form of an actuarially equivalent joint-and-75% or joint-and-100% survivor annuity or as a single-life annuity with 120 payments certain or as a single lump sum. The financial effect of these alternate payment forms on the amount of the participant’s monthly benefit payment depends upon the ages of the participant and his or her spouse. The automatic payment form for an unmarried participant is the single life annuity. Alternatively, the participant may elect to have his benefit paid in the form of an annuity with 120 payments certain or a single lump sum. If the benefit is paid in the form of an annuity with 120 payments certain rather than a single life annuity, the monthly benefit will be reduced.
The table below shows benefits information under the plans for each executive officer named in the Summary Compensation Table.
2012 PENSION BENEFITS

		Number of Years Credit Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)
James J. Connor	New Pension Plan	3.0	$74,670	$0
Michael A. Noelke	New Pension Plan	3.0	$71,251	$0
Janice E. Stipp	New Pension Plan	N/A	$0	$0
The material assumptions we used in computing the present values of pension benefits shown in the table above and the changes in pension value shown in the Summary Compensation Table were:

•	2012 discount rate: 3.75%.

•	2012 mortality table: 2012 statutory annuitant and non-annuitant tables.

•	2011 discount rate: 4%.

•	2011 mortality table: 2011 statutory annuitant and non-annuitant tables.

•	No turnover.
More information about the assumptions we used to calculate pension benefits is provided in Note 5, “Pension and Other Postretirement Benefit Plans,” in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012.

Potential Payments on Termination or Change in Control
Mr. Noelke’s General Release of All Claims
Effective March 6, 2013, Mr. Noelke, our then Executive Vice President, Global Sales, Marketing and Engineering, resigned and he entered into a General Release of All Claims with us. In consideration of the payment of $105,000 on March 15, 2013 (assuming no revocation of a release or waiver), Mr. Noelke agreed to return our property and release us from all claims, rights and liabilities arising out of his employment relationship with us, the termination of that relationship, any agreement or arrangement relating to his employment with us or relating to his compensation, bonuses, incentives or other benefits, including his previously vested stock appreciation rights and unvested performance phantom shares and any other event or obligation that occurred or existed before the date of his termination of employment, except for his rights to payment of the $105,000 and indemnification rights he may have under various agreements.
Other Change in Control and Severance Arrangements
We do not have change in control or severance agreements or any similar arrangements with Mr. Connor or Ms. Stipp.
See “Outstanding Equity Awards” for a description of Mr. Connor’s, Mr. Noelke’s and Ms. Stipp’s outstanding equity awards and their value at December 31, 2012, and the disposition of Mr. Noelke’s awards in connection with his termination of employment. In connection with a change in control, the Compensation Committee may purchase Mr. Connor’s and Ms. Stipp’s phantom shares and SARs for the price he or she would receive upon their exercise or vesting (regardless of whether they were vested at that time).
Director Compensation
We do not pay employees any separate compensation for serving as directors. We reimburse all directors for reasonable travel expenses.
The annual retainer fee for non-employee directors is $120,000, payable one-half in cash (in equal monthly installments in advance) and one-half in deferred stock units, prorated for new directors joining us during the year, and the cash portion prorated for directors leaving us during the year. Our Lead Director is entitled to an additional annual retainer fee of $35,000, payable one-half in cash (in equal monthly installments in advance) and one-half in deferred stock units, prorated for new Lead Directors joining us during the year (except there would be no prorated deferred stock unit award if a director terminates his position as Chairman of the Board to become our Lead Director), and the cash portion prorated for directors ceasing to serve as our Lead Director during the year. In addition, our Chairman of the Board of Directors is entitled to an additional annual retainer fee of $70,000, payable one-half in cash (in equal monthly installments in advance) and one-half in deferred stock units, prorated for any new Chairman of the Board of Directors joining us during the year (except for a director who terminates his position as Lead Director to become Chairman of the Board, in which case deferred stock units would be prorated based on the difference in retainer fees between the two positions), and the cash portion prorated for directors ceasing to serve as our Chairman of the Board of Directors during the year. These retainers are paid after the election of directors at the annual meeting of shareholders.
Chairs and members of the following committees are entitled to the following additional annual cash retainer fees (payable in equal monthly installments in advance and prorated for new committee members or Chairs or directors ceasing to serve as committee members or Chairs during the year):

Audit Committee:
Chair	$20,000
Other members	$10,000
Compensation Committee:
Chair	$15,000
Other members	$7,500
Other standing committees:
Chair	$10,000
Other members	$5,000
We do not pay per meeting fees to our outside directors.
Deferred stock units are awarded under our Outside Directors’ Deferred Stock Unit Plan, as amended. Effective on the date of the annual meeting of shareholders each year, each non-employee director then in office receives an allocation of deferred stock units under the plan in a dollar amount equal to one-half of his or her annual retainer fee, as specified above (but not committee fees). A new non-employee director who takes office after the annual meeting of shareholders receives a pro rata allocation of deferred stock units. In each case, the number of deferred stock units is determined by dividing the dollar amount of the annual retainer the director is entitled to receive in deferred stock units by the average of the high and low sale prices for a share of our Class A stock on the last trading day before the allocation date.
If dividends are paid on the Class A stock, each non-employee director’s account under the plan will be credited with a number of additional deferred stock units having a corresponding value based on the then current market value of the stock. Each award under the plan is fully vested when made, except that a director will forfeit his or her account if the director’s service on the Board is terminated, voluntarily or otherwise, for any “reason,” as defined in the plan (generally, breach of policies, failure to perform duties, conviction of various crimes, embezzlement or materially injuring the company, its personnel or its property). We will pay out the deferred stock units in a director’s account in cash, based on the then current market value of the Class A stock, within 30 days after the earlier of a Company Change in Control (as defined in the plan) or the date he or she ceases to be a non-employee director for any reason.
In addition, during 2012, the Compensation Committee and the board approved an additional $100,000 in cash compensation to Mr. Savas for a special director project to oversee and direct, on behalf of the board, our review of strategic alternatives.

Director Compensation Table
The table below shows the compensation of each director who served during 2012 other than James J. Connor, whose compensation for service as a director is fully reflected in the Summary Compensation Table and other executive compensation information provided above:
2012 DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (2)		Stock Awards ($) (3)	Total ($)
Kent B. Herrick	95,000		95,000	190,000
Steven J. Lebowski	90,000		60,000	150,000
Zachary E. Savas	205,000	(4)	77,500	282,500
Terence C. Seikel	92,500		60,000	152,500
(1)    Mr. Herrick resigned as one of our directors on January 17, 2013. Stephanie H. Boyse became one of our directors on February 11, 2013 and received 1,534.3515 deferred stock units and is expected to receive $15,329.67 in prorated cash fees for her services as a director through the 2013 annual meeting of shareholders.
(2)    Retainer, Lead Director, Chairman of the Board of Directors and committee fees paid in cash.
(3)    Retainer, Lead Director and Chairman of the Board of Directors fees paid in deferred stock units under our Outside Directors’ Deferred Stock Unit Plan, valued at their grant date fair value. The deferred stock unit grants are made on the date of the annual meeting of shareholders (beginning with the 2011 meeting) or a prorated amount on the date the director first becomes a director, if he or she was not a director on the date of the annual meeting of shareholders (none in 2012). The grant date fair value is the number of units multiplied by the average of the high and low sales prices of our Class A Common Stock on last trading day before the award date, which was $3.905 on April 24, 2012 for the 2012 annual meeting awards and are the amounts shown in the Stock Awards column in the table.
(4)    Includes $100,000 for a special director project to oversee and direct the Company’s review of its strategic alternatives.
As of December 31, 2012, the following directors had the following number of deferred stock units outstanding: Mr. Herrick – 39,342.8188; Mr. Lebowski – 26,077.7034; Mr. Savas – 35,282.3947; Mr. Seikel – 27,467.9092. Mr. Herrick realized $209,697 upon the vesting and settlement of his outstanding deferred stock units in connection with his resignation in January 2013. Ms. Boyse joined our board in February 2013 and received 1,534.3515 deferred stock units.

Narrative Disclosure of Our Compensation Policies and Practices as they relate to our Risk Management
Our Compensation Committee has reviewed risks arising from our compensation policies and practices for our employees and has determined that they are not reasonably likely to have a material adverse effect on us. We generally compensate our employees through salaries, annual cash incentives (based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan), and cash-settled stock appreciation rights and/or performance phantom shares (with award amounts also based on company performance measures and goals and/or personal performance against objectives, all based on achieving the goals in our business plan). We do not have multiple business units with different risk profiles or compensation practices.
We recognize that salaries and annual cash incentives involve a risk that employees will be too focused on short-term results, and not on the long-term. We believe that we mitigate this risk by basing our annual cash incentives on company performance measures and/or personal performance goals that match our business plan, by providing the Compensation Committee with negative discretion over 25% of potential bonuses and by providing for caps on bonuses for each participant. The Board reviews and approves our business plan each year, including the identified opportunities, challenges and business risks we face. The Compensation Committee intends to exercise its negative discretion based on its subjective evaluation of the participating employee’s and our overall performance during the year.
In addition, we believe that it is appropriate to pay annual cash incentives for achieving our company performance goals, especially because we believe that our Adjusted ROC and risks from performing those goals do not extend significantly beyond the time our sales occur. We do not believe we have excessive risks after our products are sold. We have product liability, warranty and related reputational risks, which, historically, have not been significant for our compressor products. We also recognize that we have risks of longer-term liabilities in selling business segments, including indemnification claims under the related purchase agreements, such as in the sale of our engine operations, but our current incentive plans do not include incentives to sell any more business units.
We do not have a clawback policy requiring return of compensation after a restatement of financial statements that would have resulted in lower compensation, except as provided in Section 9.1 of our Long-Term Incentive Cash Award Plan. That section provides that if our reported financial or operating results for one or more fiscal years become subject to a material negative restatement, our board may require any current or former executive officer to repay us the amounts paid that would not have been paid if our results for the applicable year had been as subsequently restated. This right applies for five years after the date the amount was originally paid. This section applies to our performance awards and our performance Phantom Share awards.
In addition, our Chief Executive and Chief Financial Officers, who are required to make certifications regarding our financial statements filed in SEC reports, are subject to provisions of the Sarbanes-Oxley Act requiring reimbursement of any bonus or other incentive-based or equity-based compensation received during the 12 months following the issuance of financial statements that are later required to be restated due to our material noncompliance as a result of misconduct.
In addition, we grant stock appreciation rights and/or phantom shares or performance phantom shares to many of our managers who can impact our financial results and, therefore, our stock price, generally vesting over three years, giving these managers a long-term incentive to increase our stock price and assisting us with employee retention objectives. We believe this mitigates incentives to focus too much on the short term. While the amount of current awards are based on one-year performance goals, we mitigate the risks of short-term performance focus by providing the Compensation Committee with negative discretion over 25% of potential awards and by providing for caps on awards for each participant.
We recognize that stock appreciation rights can create risks too. Because employees have the ability to profit from increases in the stock price, but do not suffer loss from decreases in the price below the exercise price, they may have incentives to take risky actions that may result in increased stock prices that cannot be sustained in the long run or to profit from short-term fluctuations in our stock price. We believe this risk is mitigated by granting phantom shares to our managers. Holders of phantom shares lose value when the stock price declines. In addition, when and if any of our outstanding stock appreciation rights are in-the-money (although none of our executives’ stock appreciation rights are currently in the money), decreases in our stock price might significantly reduce their unrealized gains on these stock appreciation rights. It is our policy to make long-term equity compensation a significant portion of the compensation of our managers. Sixty percent of target incentive opportunities in 2012 were allocated to long-term equity compensation, and target incentive opportunities represented two-thirds of our Chief Executive Officer’s total salary, target annual incentive and target equity incentive opportunity in 2012. We do not have stock ownership policies, because our equity incentives are currently all cash settled, but they still provide a long-term incentive over their respective vesting periods and annual grants are expected to keep a portion of the manager’s incentives unvested.
None of our current executive officers has a severance arrangement. We recognize that severance arrangements can create risks that we have to pay terminated employees when they leave after doing a bad job or for merely engaging in a change in control transaction. Our severance agreement with our former Chief Executive Officer, however, did not pay severance unless the executive’s employment terminated, and even then, only if we terminated the executive without cause or if the executive quit for good reason. Any future severance arrangements with new executives are not expected to have change in control provisions.
Therefore, we believe we have significant control over whether a severance payment is required and over the amounts of any such payments to make sure they are not extravagant. With respect to severance arrangements we have with employees who are not executive officers, we believe that these risks are outweighed by the incentives these severance provisions create for our team to consider and engage in transactions in which we may be acquired and that are beneficial to shareholders and to stay employed with us through such a transaction, despite the employee’s risk of losing his or her job.

Thus, our Compensation Committee believes that our combination of cash and equity incentives is consistent with our risk profile, ties a considerable amount of our executive’s compensation to our annual business plan objectives and our stock price and does not encourage our executives to take excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us.
PROPOSAL NO. 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are providing shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules (commonly known as a “say-on-pay” proposal) and as required pursuant to Section 14A of the Securities Exchange Act. Our Board of Directors recognizes the importance of executive compensation to our shareholders and that shareholders have a legitimate interest in executive compensation matters.
Our Board of Directors believes that shareholders should have the opportunity for an advisory vote on the compensation of our NEOs. In 2009, our Board of Directors amended our Corporate Governance Guidelines to provide for an annual say-on-pay proposal beginning with the 2010 annual meeting, and in 2009 our shareholders adopted a resolution proposed by Herrick Foundation recommending that the Board adopt such a policy. We are also providing this advisory proposal as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, also known as the Dodd-Frank Act.
As described in detail under the heading “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, motivate, and retain our NEOs, who are critical to our success, and align their interests with the interests of our shareholders. Under this program, our NEOs are rewarded for their service to us, the achievement of specific performance goals and the realization of increased shareholder value, while at the same time avoiding encouraging unnecessary or excessive risk-taking. We believe our executive officer compensation programs are also structured appropriately to support our business objectives, as well as to support our culture. The Compensation Committee regularly reviews the compensation programs for our NEOs and their consistency with our compensation philosophy and goals.
Some of our more significant compensation practices include the following:

•
Performance-Based Pay. Our cash performance and performance phantom shares awards are variable and tied to financial performance. As a result, two-thirds of the Chief Executive Officer’s target salary, bonus and equity incentive compensation is based on our performance.

•
No Employment Agreements (except with our Chief Financial Officer), Severance Agreements or Supplemental Pension Plans. We do not have any employment agreements, severance agreements or change in control agreements with, or supplemental pension plans for, our current NEOs, except that we entered into an employment letter with our Chief Financial Officer in 2011, and in connection with a change in control, the Compensation Committee may purchase phantom shares and stock appreciation rights for the price the holder would receive upon their exercise or vesting (regardless of whether they were vested at the time). However, effective March 6, 2013, Mr. Noelke, our then Executive Vice President, Global Sales, Marketing and Engineering, resigned and he entered into a General Release of All Claims with us, under which he received $105,000 in exchange for releasing us from all claims relating to his compensation and benefits.

•
Compensation Risk Assessment. We conducted a compensation risk assessment and concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking and are not reasonably likely to have a material adverse effect on us.

•	Independent Compensation Committee. Each member of our Compensation Committee is independent as defined in The NASDAQ Market LLC’s rules.

•
Outside Compensation Consultant. The Compensation Committee uses the services of Exequity, Inc., an independent outside compensation consultant, from time to time to provide advice on performance goals and awards and market rates of compensation, among other things. The Compensation Committee assessed the independence of its advisor, Exequity, relative to the six factors defined by the SEC and NASDAQ and determined that Exequity is independent and without conflict of interest.

•
Trading Policy. Our Insider Trading Policy includes a policy prohibiting directors and designated employees, including the Chairman, President, Chief Financial Officer and employees reporting directly to them, from engaging in short sales of our common shares and they may not write, purchase, sell or otherwise trade in puts, calls or any other type of options on our common shares.

Please read the “Compensation Discussion and Analysis” above and the executive compensation tables and narrative disclosures that follow the Compensation Discussion and Analysis for additional details about or NEO compensation program, including information about the target and earned compensation of our NEOs in 2012.
We are asking our shareholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S‑K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management. Also, because the vote is advisory, it will not be binding on the Company, the Compensation Committee or our Board of Directors. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action, and will not be construed as overruling any decision by the Company, the Board of Directors or the Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider the outcome of the shareholder advisory vote and our shareholders’ concerns as we consider compensation policy and procedures going forward and what actions, if any, may be appropriate to address those concerns. The board and management are committed to our shareholders and understand that it is useful and appropriate to obtain the views of our shareholders when considering the design and initiation of executive compensation programs.
Vote Required and Board Recommendation
This proposal requires approval by a majority of the votes cast by holders of Class B common shares at the annual meeting to pass. If a quorum is present, the proposal will be approved if more Class B common shares vote in favor of the proposal than vote against it. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
THE BOARD RECOMMENDS THAT HOLDERS OF CLASS B COMMON STOCK VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCUSSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.
OTHER MATTERS
We know of no business to be acted on at the annual meeting other than the matters listed in our notice of the annual meeting accompanying this proxy statement. If any other matter does properly come before the meeting, the proxy holders will vote on it in accordance with their judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS
Rule 14a-8
In order for shareholder proposals for the 2014 annual meeting of shareholders to be eligible to be included in our proxy statement under Rule 14a-8 of the Securities Exchange Act of 1934, they must be received at our principal executive offices no later than November 13, 2013, unless the date of the 2014 annual meeting is more than 30 days earlier or later than this year’s annual meeting. We retain the right to omit any proposal if it does not satisfy the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.
Advance Notice Requirements
Our bylaws contain advance notice procedures which a shareholder must follow to nominate a person for election to the board or to present any other proposal at an annual meeting of shareholders. In general, these provisions require notice of a nomination or other proposal expected to be made at an annual meeting to be in writing, to contain specified information about the nominee or other proposal and the shareholder proponent, and to be delivered or sent by first class U.S. mail to our Secretary and received at our principal office.
Except when an annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting (in which case other time limits apply), we must receive the nomination or proposal no later than 60 days nor earlier than 90 days before the first anniversary of the prior year’s annual meeting. This means that if the 2014 annual meeting is called for a date within 30 days of April 24, 2014, then any nomination or proposal for next year’s annual meeting must be received no later than February 23, 2014 and no earlier than January 24, 2014.
Management proxies for the 2014 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from shareholders giving the proxies.
ANNUAL REPORT
A copy of our Annual Report to Shareholders for the year ended December 31, 2012 accompanies this proxy statement. We file an Annual Report on Form 10‑K with the Securities and Exchange Commission. We will provide, without charge, to each person being solicited by this proxy statement, upon the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012 (as filed with the Securities and Exchange Commission, excluding exhibits for which a reasonable charge shall be imposed). All such requests should be directed to Tecumseh Products Company, 5683 Hines Drive, Ann Arbor, Michigan 48108, Attention: Janice Stipp, Executive Vice President, Chief Financial Officer & Treasurer.

YOUR VOTE IS VERY IMPORTANT.

If you are a Class B shareholder, please complete and return the enclosed proxy card, or vote by telephone or on the Internet, as soon as possible, even if you currently plan to attend the annual meeting in person.
By Order of the Board of Directors,

James J. Connor
President, Chief Executive Officer and Secretary

Ann Arbor, Michigan
March 13, 2013

Tecumseh

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on Wednesday, April 24, 2013.

Vote by Internet

- Go to **www.envisionreports.com/TECU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and a vote FOR Proposals 2 and 3.

1. Election of Directors: 01 - James J. Connor; 02 - Steven J. Lebowski; 03 - Zachary E. Savas; 04 - Terence C. Seikel; 05 - Stephanie H. Boyse

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.**

____

	For	Against	Abstain
2. The proposal to ratify the appointment of Grant Thornton LLP as the Company's independent accountant for the current year.	☐	☐	☐
3. The proposal to approve (on an advisory basis) the compensation of our named executive officers.	☐	☐	☐

4. In their discretion with respect to any other matters that may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name(s) appear. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Tecumseh

PROXY — TECUMSEH PRODUCTS COMPANY 2013 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 24, 2013
Sheraton Hotel, 3200 Boardwalk, Ann Arbor, Michigan 48108

Annual Meeting Proxy Card

THE BOARD OF DIRECTORS SOLICITS THIS PROXY FOR CLASS B COMMON STOCK FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 2013

The undersigned holder of Tecumseh Products Company (the "Company") Class B Common Stock hereby appoints James J. Connor and Janice E. Stipp as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote at the Annual Meeting of shareholders of the Company to be held on Wednesday, April 24, 2013, and at any adjournments or postponements thereof, with full power and authority to vote any and all shares of Class B Common Stock, $1.00 par value, held or owned by the undersigned, or which the undersigned is entitled to vote at the Annual Meeting.

This proxy covers all Class B shares of Common Stock of Tecumseh Products Company held of record.

If you sign and return this proxy, the proxies will vote your shares as specified on this proxy. If you sign and return this proxy but do not specify how to vote, the proxies will vote in favor of all of the director nominees listed in Proposal 1, "FOR" the ratification of the Company's independent accountant, "FOR" the advisory vote on the Company's named executive officer compensation, and in their discretion on all other matters that may properly come before the meeting.

PLEASE PROMPTLY COMPLETE, DATE, SIGN, AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE